Public Accounts

2007-08

Volume 1

Main Financial Statements

Saskatchewan

2007-08 Public Accounts
Volume 1 — Main Financial Statements

Contents
3	Letters of Transmittal
4	Introduction to the Public Accounts
Financial Statement Discussion and Analysis
9	Introduction - Discussion and Analysis
10	General Revenue Fund Financial Statements - Discussion and Analysis
21	Summary Financial Statements - Discussion and Analysis
General Revenue Fund Financial Statements
31	Statement of Responsibility
33	Auditor’s Report
35	Financial Statements
39	Notes to the Financial Statements
49	Schedules to the Financial Statements
Summary Financial Statements
63	Statement of Responsibility
65	Auditor’s Report
67	Summary Financial Statements
71	Notes to the Summary Financial Statements
82	Schedules to the Summary Financial Statements
Supplementary Information
107	Fiscal Stabilization Fund - Schedule of Transfers and Accumulated Balance
108	Saskatchewan Infrastructure Fund - Schedule of Transfers and Accumulated Balance
109	Road-use Fuel Tax Accountability - Statement of Revenue and Expenditure
110	General Revenue Fund - Public Issue Debentures
114	General Revenue Fund - Debentures Issued to the Minister of Finance of Canada
115	Glossary of Terms

Letters of Transmittal

Regina, Saskatchewan
June 2008

To His Honour
The Honourable Gordon Barnhart
Lieutenant Governor of the Province of Saskatchewan

Your Honour:

I have the honour to submit the main financial statements of the Government of the Province of Saskatchewan for the fiscal year ended March 31, 2008.

Respectfully submitted,

/s/ Rod Gantefoer

ROD GANTEFOER
Minister of Finance

Regina, Saskatchewan
June 2008

The Honourable Rod Gantefoer
Minister of Finance

We have the honour of presenting the main financial statements of the Government of the Province of Saskatchewan for the fiscal year ended March 31, 2008.

Respectfully submitted,

/s/ Doug Matthies	/s/ Terry Paton

DOUG MATTHIES	TERRY PATON
Deputy Minister of Finance	Provincial Comptroller

Government of Saskatchewan - 2007-08 Public Accounts   3

Introduction to the Public Accounts

Public Accounts Content

The 2007-08 Public Accounts of the Government of Saskatchewan are prepared in accordance with the Financial Administration Act, 1993 and consist of two volumes.

Volume 1 contains the General Revenue Fund Financial Statements and the Summary Financial Statements. These are the main financial statements of the Government of Saskatchewan.

The General Revenue Fund (GRF) Financial Statements account for the financial transactions of the GRF and the Province of Saskatchewan Sinking Funds. The GRF is the level at which the annual provincial budget estimates are prepared. All public money is paid into the GRF except where the Legislative Assembly has directed otherwise. The GRF is available for appropriation for the public services of Saskatchewan.

The Summary Financial Statements consolidate the financial transactions of the GRF, Crown corporations, agencies, boards and commissions. These consolidated statements provide a full accounting of the financial affairs and resources of all entities controlled by the Government.

Volume 1 also contains unaudited supplementary information on the Fiscal Stabilization Fund and the Saskatchewan Infrastructure Fund. The Fiscal Stabilization Fund was established to stabilize the fiscal position of the Government from year to year and to facilitate the accomplishment of long-term objectives. The Saskatchewan Infrastructure Fund was established to provide moneys that may be used to support the provision and maintenance of infrastructure in Saskatchewan. This volume also includes an unaudited accountability report on road-use fuel tax, and unaudited information on GRF public issue debentures and GRF debentures issued to the Minister of Finance of Canada. In addition, this volume includes a glossary of terms used throughout.

Volume 2 contains details on the revenue and expense of the GRF. It also provides details on capital asset acquisitions of the GRF; a listing of suppliers who received $50,000 or more for goods and services and capital assets supplied to the GRF and Revolving Funds during the fiscal year; financial information on the assets, liabilities and residual balances of pension plans and trust funds administered by the Government; and a listing of remissions of taxes and fees.

The Public Accounts are available on the Internet at: http://www.gov.sk.ca/finance/paccts

A Compendium is also available on the Internet at: http://www.gov.sk.ca/finance/paccts that contains the financial statements of various government agencies, boards, commissions, pension plans, special purpose funds and institutions, as well as Crown corporations which are accountable to Treasury Board.

4  Government of Saskatchewan - 2007-08 Public Accounts

Introduction to the Public Accounts

Financial Reporting Structure

[1]

Examples of CIC Crown corporations are: SaskEnergy Incorporated, Saskatchewan Power Corporation, Saskatchewan Telecommunications Holding Corporation, Saskatchewan Government Insurance and Saskatchewan Transportation Company.

2	Examples of Treasury Board Crown corporations are: Agricultural Credit Corporation of Saskatchewan, Liquor and Gaming Authority, and Saskatchewan Crop Insurance Corporation.

Government of Saskatchewan - 2007-08 Public Accounts  5

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

The purpose of the following financial statement discussion and analysis is to provide users of the Government’s financial statements with an overview of the Government’s performance. This information should be read in conjunction with the audited financial statements.

Responsibility for the integrity and objectivity of this discussion and analysis rests with the Government.

The Government of Saskatchewan prepares two sets of financial statements, the General Revenue Fund and the Summary financial statements.

General Revenue Fund (GRF) Financial Statements

˜    How has the Government performed as compared to the Budget Estimates?

The GRF is the fund where all public monies are deposited to and disbursed from, as authorized by the Legislative Assembly. Exceptions to this principle must be authorized by law.

Each year, the Government presents a Budget for the GRF to the Legislative Assembly along with a detailed financial plan for the GRF called the Estimates. The GRF financial statements report on the performance of the Government against the Budget Estimates.

Summary Financial Statements (SFS)

˜   What are the financial results for the Government as a whole?

The Summary financial statements provide an accounting of the full nature and extent of the financial affairs and resources which the Government controls. The statements consolidate the financial transactions of the GRF, Crown corporations, agencies, boards and commissions.

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Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Financial Highlights

(millions of dollars)	2008		2007
	Budget [1]	Actual [2]	Actual [2]

Revenue	7,869	9,847	8,643
Operating expense	7,790	8,036	7,707
Operating surplus	79	1,811	936
Servicing government debt	(560)	(529)	(538)
Pre-transfer surplus (deficit)	(481)	1,282	398
Transfer (to) from the Fiscal Stabilization Fund	510	(641)	--
Transfer (to) from the Saskatchewan Infrastructure Fund	46	--	(105)
Surplus	75	641	293

Financial assets		6,381	6,108
Less: Liabilities		12,331	12,554
Net debt		(5,950)	(6,446)
Plus: Non-financial assets		2,590	2,445
Accumulated Deficit		(3,360)	(4,001)

[1]	The Budget Estimates do not include a statement of financial position.
[2]	The Provincial Auditor’s report indicates that, in his opinion, there are certain adjustments required to the General Revenue Fund financial statements.

Comparison to Budget

The 2007-08 General Revenue Fund (GRF) financial statements report a surplus of $641 million.

The $1,282 million pre-transfer surplus was a $1,763 million improvement over the budgeted pre-transfer deficit of $481 million. This improvement was primarily attributable to higher than budgeted non-renewable resources revenue ($810 million increase) and taxation revenue ($629 million increase), partially offset by higher than budgeted operating expenses ($246 million increase). After a $641 million transfer to the Fiscal Stabilization Fund, the GRF surplus was $641 million, significantly higher than the budgeted surplus of $75 million.

Comparison to Previous Year

The surplus of $641 million was $348 million higher than the $293 million surplus reported in 2006-07. The improvement was primarily caused by increases in non-renewable resources revenue ($631 million), taxation revenue ($249 million) and Equalization payments from the federal government ($213 million), partially offset by increases in operating expenses ($329 million) and transfers to the stabilization funds ($536 million).

Net Debt

Net debt is the difference between the liabilities and financial assets reported on the GRF Statement of Financial Position. Net debt is an indicator of the amount of future revenues that will be required to pay for past transactions and events. In 2007-08, the GRF net debt declined by $496 million to $5.95 billion.

Accumulated Deficit

The accumulated deficit is the sum of all the annual results reported to date by the Government. An accumulated deficit indicates that a government has financed past annual operating deficits by borrowing. In 2007-08, the GRF accumulated deficit declined by $641 million to $3.36 billion.

10   Government of Saskatchewan - 2007-08 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Surplus

The GRF’s annual results for the past ten years were as follows:

*	Since 2004-05, tangible capital assets have been capitalized and expensed over their useful life rather than being fully expensed in their year of acquisition.

Revenue

The GRF’s sources of revenue for 2007-08 were as follows:

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Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Comparison to Budget

Revenue was $2.0 billion higher than the budgeted amount. Key increases were due to:

•	Non-renewable resource revenue – an $810 million increase due to higher revenue from oil ($770 million) and potash ($108 million), offset by lower revenue from natural gas ($56 million) and other non-renewable resources ($12 million).

Oil – the increase was due to a significant increase in the average price received by Saskatchewan producers, from $41.99 per barrel at Budget to an actual price of $59.97 per barrel, and higher revenue from the sale of Crown petroleum and gas rights (Crown land sales) due to strong industry interest in existing and emerging oil prospects, from $115 million to $419 million.

Potash – the increase was primarily due to higher-than-budgeted prices and sales in 2007, as well as improved industry profit forecasts for 2008.

Natural gas – the decrease was due to lower prices, falling from $6.20 per gigajoule at Budget to an actual price of $6.08 per gigajoule, and lower production.

•	Taxation revenue – a $629 million increase primarily due to higher individual income tax ($253 million), corporation income tax ($214 million) and sales tax ($121 million). All other tax bases were at or above budgeted amounts.

Income taxes – the increases were the result of larger reconciliation payments for the 2006 tax year due to stronger-than-anticipated assessments for both personal and corporate taxable income. The higher levels of taxable income in 2006, combined with increased estimates of growth for 2007 and 2008, also led to higher-than-budgeted payments from the federal government in 2007-08.

Sales tax – the increase was the result of continued strength in the Saskatchewan economy that resulted in a larger-than-forecast increase in the taxable consumption base.

•	Transfers from the federal government – a $324 million increase primarily due to an unbudgeted Equalization payment ($226 million) and increased revenue from other federal transfers ($132 million).

Equalization – as a result of changes to the program introduced by the federal government in 2007, Saskatchewan received an unbudgeted $226 million payment.

Other federal transfers – the increase was largely due to the receipt of unbudgeted, one-time funding of $104 million announced in the federal 2007-08 budget for targeted initiatives.

Comparison to Previous Year

Revenue in 2007-08 was $1.2 billion higher than in 2006-07. Key increases were due to:

•	Non-renewable resource revenue – a $631 million increase due to higher revenue from oil ($346 million), potash ($271 million) and other non-renewable resources ($45 million), partially offset by lower revenue from natural gas ($31 million).

Oil – the increase was primarily due to a significant increase in revenue from Crown land sales, from $169 million in 2006-07 to $419 million in 2007-08, as well as higher royalty and production tax revenue, primarily as the result of higher prices.

Potash – the increase was primarily due to improved sales, increasing from 8.3 million tonnes in 2006 to 10.7 million tonnes in 2007. Higher average prices in 2007 and improved industry profit forecasts for 2008 also contributed to the increase.

Natural gas – the decrease was largely due to an estimated 10 per cent decline in production.

•	Taxation revenue – a $249 million increase primarily due to higher individual income tax ($270 million) and corporation income tax ($120 million), partially offset by lower sales tax ($84 million) and corporation capital tax ($83 million).

Income taxes – the increases were due to higher prior-year reconciliation payments in 2007-08, compared to similar adjustments in 2006-07, as well as higher estimates of Saskatchewan personal and corporate taxable income in 2007 and 2008.

Sales tax – the decrease was due to the full-year impact of the two percentage point Provincial Sales Tax rate reduction that occurred in October 2006, partially offset by higher economic activity in 2007 and 2008 and the resulting growth in the taxable consumption base.

12   Government of Saskatchewan - 2007-08 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Corporation capital tax – the decrease was primarily due to rate reductions that occurred on July 1, 2007 and significant prior-year reconciliation payments that were received from resource corporations in 2006-07.

•	Transfers from the federal government – a $214 million increase primarily due to a larger Equalization payment. As a result of changes to the Equalization program introduced in 2007, Saskatchewan received $226 million in 2007-08, compared to $13 million in 2006-07.

In the last five fiscal years, the GRF revenue was derived from the following sources:

Transfers from the Federal Government

Transfers from the federal government as a percentage of total revenue is an indicator of the degree of vulnerability the Government has as a result of reliance on the federal government for revenues. In 2007-08, 16 per cent of the Government’s revenue came from transfers from the federal government, with the remaining 84 per cent coming from Saskatchewan sources.

For the past ten years, the percentage of total GRF revenue attributable to transfers from the federal government was as follows:

Government of Saskatchewan - 2007-08 Public Accounts  13

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Expense

The GRF’s expense by ministry for 2007-08 was as follows:

[1]	Key components of “other” include Finance (3%), Municipal Affairs (3%) and Environment (2%).

Comparison to Budget by Ministry

Total expense was $215 million higher than budget. Total operating expense exceeded the budget by $246 million, however this was partially offset by a $32 million saving in debt servicing costs. Key increases in operating expense occurred in the following Ministries:

•	Health - a $58 million increase, primarily due to establishing a nursing recruitment fund; and
•	Corrections, Public Safety and Policing – a $44 million increase, primarily due to eligible claims under the Provincial Disaster Assistance Program and an increase in inmate bed space capacity.

Commercial Operations accounted for $77 million of the total expense increase over budget. Ministries with commercial operations are allowed to re-spend the revenues earned through these operations. Accordingly, the budget expense is shown net of revenues in the Estimates. In the Public Accounts, revenues and expenses are reported on a gross basis to provide accountability for these operations. This results in variances between the budget and actual expense being shown in the Public Accounts.

Debt servicing costs were $32 million lower than budget, reflecting rate savings and lower overall borrowing requirements.

14   Government of Saskatchewan - 2007-08 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

In addition to reporting expense by ministry, the GRF statements also present expense by major theme. This allows for comparison from year to year as programs maintain the same theme even when the Government undergoes reorganization. The GRF expense allocation by theme for 2007-08 was as follows:

[1]	Key components of “other” include community development (4%), agriculture (4%), environment and natural resources (2%) and economic development (2%).

Comparison to Previous Year by Theme

Total expense was $319 million higher than in 2006-07. Total operating expense exceeded last year’s amount by $329 million, however this was partially offset by a $10 million reduction in debt servicing costs. Key increases in operating expense pertained to the following themes:

•	Health – a $301 million increase primarily due to an increase in funding to the Regional Health Authorities and the Saskatchewan Cancer Agency, nursing and other health care worker retention and recruitment initiatives and improvement in patient wait times;
•

Community development – a $53 million increase primarily due to an increase in municipal revenue sharing, the Building Communities program and federal flow through funding provided by the Gas Tax program; and

•	Economic development – a $52 million increase primarily for ethanol fuel tax rebates and for the remediation of mine sites.

These increases were partially offset by a reduction of expense in the following themes:

•	Social services and assistance – a $89 million decrease primarily due to one-time capital funding provided in 2006-07 for the Federal Housing Trusts and Provincial Housing Strategy; and
•	Agriculture – a $69 million decrease primarily due to lower safety net spending and completion of one-time federal “wedge” funding for agricultural research in 2006-07.

Debt servicing costs were $10 million lower than in 2006-07 primarily due to lower debt levels and lower long-term borrowing costs.

Government of Saskatchewan - 2007-08 Public Accounts  15

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

In the last five fiscal years, the GRF expense by theme was as follows:

In addition to reporting expense by ministry and theme, the GRF financial statements also present expense by object, or category of expense. The GRF expense by object allocation for 2007-08 was as follows:

16   Government of Saskatchewan - 2007-08 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Debt Servicing

The GRF incurs interest and other costs to service government debt. The amount of these costs is determined by the amount of government debt and the interest rate attached to that debt. The average effective interest rate on gross government debt during 2007-08 was 6.7 per cent. Since 1998-99, both the amount of government debt and the general level of interest rates have declined. As a result, the debt servicing costs reported by the GRF have decreased from $745 million in 1998-99 to $529 million in 2007-08.

Public Debt

Public debt consists of:

•	Gross debt, which is borrowings through the issuance of debt instruments such as promissory notes and debentures; less
•	Sinking funds, which are funds set aside for the repayment of debt.

The GRF has reported the following amounts of public debt over the past ten years:

Since 1998-99, public debt has declined by $.9 billion from $11.1 billion to $10.2 billion. Of the $10.2 billion in public debt at March 31, 2008, $3.4 billion was attributable to Crown corporations. More than 94 per cent of this amount consisted of debt of self-sufficient Crown corporations like Saskatchewan Power Corporation, SaskEnergy Incorporated and Saskatchewan Telecommunications Holding Corporation.

Government of Saskatchewan - 2007-08 Public Accounts  17

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

In addition to looking at the absolute level of debt, credit rating agencies often look at government public debt in comparison to the Province’s gross domestic product (GDP). GDP is a measure of the size of the Province’s economy, so it provides a measure of how much debt the Government can afford to carry.

When expressed as a percentage of the Province’s GDP, the Government’s public debt reported by the GRF has declined from 25.9 per cent of GDP to just 13.4 per cent of GDP since 1998-99, as shown below:

The improvement in the Government’s finances since 1998-99 has led to a series of upgrades in its credit rating. One of the world’s leading credit rating agencies is Standard & Poor’s. Its credit rating for the Province of Saskatchewan since 1998-99 is shown below:

18   Government of Saskatchewan - 2007-08 Public Accounts

Financial Statement Discussion and Analysis

General Revenue Fund Financial Statements

Net Debt

Net debt is one measure of the amount of debt that has been left to future generations. It is the difference between the GRF’s liabilities and its financial assets.

During 2007-08, net debt decreased by $496 million. This decrease can be attributed to the GRF’s surplus of $641 million, partially offset by amounts invested in tangible capital assets and other non-financial assets.

Since 1998-99, the net debt of the GRF has declined from $7.15 billion to $5.95 billion, as follows:

Government of Saskatchewan - 2007-08 Public Accounts  19

Financial Statement Discussion and Analysis

Stabilization Funds

The Fiscal Stabilization Fund (FSF) was established in 2000-01 to stabilize the financial position of the GRF from year to year and to facilitate long-term financial planning by the Government. Transfers to/from the FSF are recorded as expenses/revenues of the GRF.

In 2007-08, the net transfer of $641 from the GRF to the FSF resulted in a balance of $1,528.9 million in the FSF at March 31, 2008.

The Saskatchewan Infrastructure Fund (SIF) was established in 2006-07 to provide moneys that may be used to support the provision and maintenance of infrastructure in Saskatchewan. Transfers to/from the SIF are recorded as expenses/revenues of the GRF.

In 2007-08, there were no transfers between the GRF and the SIF, leaving a balance of $105.1 million in the SIF at March 31, 2008.

The annual balance in the stabilization funds for the past three years was as follows:

The Growth and Financial Security Act received royal assent on May 14, 2008. The balance in the FSF ($1,528.9 million) and the balance in the SIF ($105.1 million) were transferred to the Growth and Financial Security Fund at this time.

20   Government of Saskatchewan - 2007-08 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Financial Highlights

(millions of dollars)	2008	2007

Revenue	10,788	9,163
Expense	9,858	9,290
Surplus (deficit) from government service organzations	930	(127)
Income from government business enterprises	943	701
Surplus (Deficit)	1,873	574
Financial assets	8,817	7,147
Less: Liabilities	14,581	14,465
Net debt	(5,764)	(7,318)
Plus: Non-financial assets	4,546	4,235
Accumulated Deficit	(1,218)	(3,083)

Reporting Entity

The Summary Financial Statements (SFS) include the financial activities of organizations controlled by the Government. These organizations are segregated into two classifications, government service organizations (GSOs) and government business enterprises (GBEs). GBEs are self-sufficient government organizations that have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity. All other organizations are GSOs.

A complete listing of the organizations included in the government reporting entity is provided in schedule 22 of the SFS.

Comparison to Previous Year

The surplus of $1,873 million was $1,299 million higher than the $574 million surplus reported in 2006-07.

This increase was primarily due to a $1,057 million improvement in the net operating results of GSOs. Revenues from GSOs increased in 2007-08 by $1,625 million primarily due to increases in non-renewable resources ($631 million), taxation ($249 million) and equalization revenue ($213 million), as well as a gain on the sale of NewGrade Energy Inc. ($250 million). This increase in revenue was partially offset by a $568 million increase in GSO expenses primarily in health ($306 million). There were also significant increases in education ($95 million) and social services and assistance expenses ($57 million).

There was also a $242 million increase in income from GBEs. This was a result of improved results for most GBEs, with the largest increase being reported by the Workers’ Compensation Board (Saskatchewan) as a result of the buoyant investment market and lower claim costs.

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Financial Statement Discussion and Analysis

Summary Financial Statements

Comparison to Budget

The Government prepares a Summary Financial Budget (SFB) which is based on the entities that are included in the SFS. In the SFB, the categorization of organizations is aligned with the Cabinet Committee (CIC Board or Treasury Board) that examines an organization’s budget. There is also a category for Not-for-Profit Insurance organizations which are intended to be actuarially sound over the long-term. As the categorization is different than that used for reporting purposes in the SFS, actual results are most easily compared to budget based on the annual surplus/deficit.

2007-08 Surplus Comparison to Budget
(millions of dollars)	2008
	Estimated [1]	Actual [1]
Treasury Board Organizations
General Revenue Fund	75	641
Fiscal Stabilization Fund	(510)	641
Saskatchewan Infrastructure Fund	(45)	--
Other Treasury Board Organizations [2]	(287)	(173)
	(767)	1,109
CIC Board Organizations [2]	102	518
	(665)	1,627
Not-for-Profit Insurance Organizations	(36)	246

Surplus (Deficit)	(701)	1,873
[1]	Presented on the basis of the Summary Financial Budget, which is included in the Provincial Budget.
[2]	Net of dividends paid to other government organizations.

The 2007-08 SFS report a surplus of $1,873 million. This was a $2,574 million improvement from the budget deficit of $701 million.

This improvement was largely due to improved General Revenue Fund (GRF) results, with the GRF, the Fiscal Stabilization Fund (FSF) and the Saskatchewan Infrastructure Fund (SIF) representing $1,762 million of the increase. The reasons for this improvement are explained in the GRF financial statements discussion and analysis.

There was also a $416 million improvement in the surplus of CIC Board organizations primarily due to a gain on the sale of NewGrade Energy Inc., and a $282 million improvement in the surplus of Not-for-Profit Insurance organizations, with the largest improvement reported by the Workers’ Compensation Board (Saskatchewan) as a result of the buoyant investment market and lower than expected claim costs. Additionally, there was a $114 million improvement in the surplus of other Treasury Board organizations.

Net Debt

Net debt is the difference between the liabilities and financial assets reported on the Summary Statement of Financial Position. Net debt is an indicator of the amount of future revenues that will be required to pay for past transactions and events. In 2007-08, the SFS net debt declined by $1,554 million to $5.76 billion.

Accumulated Deficit

The accumulated deficit is the sum of all the annual results reported to date by the Government. An accumulated deficit indicates that a government has financed past annual operating deficits by borrowing. In 2007-08, the SFS accumulated deficit declined by $1,865 million to $1.22 billion.

22   Government of Saskatchewan - 2007-08 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Surplus/Deficit

The SFS have reported the following results over the past ten years:

*	Since 2003-04, tangible capital assets have been capitalized and expensed over their useful life rather than being fully expensed in their year of acquisition.

Revenue

The SFS’s sources of revenue for 2007-08 were as follows:

Government of Saskatchewan - 2007-08 Public Accounts  23

Financial Statement Discussion and Analysis

Summary Financial Statements

In the last five fiscal years, the SFS revenue was derived from the following sources:

Expense

The SFS expense allocation by theme for 2007-08 was as follows:

[1]	Key components of “other” include protection of persons and property (4%), transportation (4%), community development (4%), economic development (3%) and environment and natural resources (2%).

24   Government of Saskatchewan - 2007-08 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

In the last five fiscal years, the SFS expense by theme was as follows:

In addition to reporting expense by theme, the SFS also present expense by object, or category of expense. In the last five fiscal years, the SFS expense by object was as follows:

Government of Saskatchewan - 2007-08 Public Accounts  25

Financial Statement Discussion and Analysis

Summary Financial Statements

Income from Government Business Enterprises

The SFS have reported the following income from government business enterprises over the past ten years:

26   Government of Saskatchewan - 2007-08 Public Accounts

Financial Statement Discussion and Analysis

Summary Financial Statements

Public Debt

The amount of public debt reported on the Summary Statement of Financial Position is the public debt of government service organizations. This amount consists of:

•	Gross debt, which is borrowings through the issuance of debt instruments such as promissory notes and debentures; less
•	Sinking funds, which are funds set aside for the repayment of debt.

The SFS have reported the following amounts of public debt over the past ten years:

At March 31, 2008, the Summary Statement of Financial Position reported public debt of $7.16 billion representing debt incurred by the GRF as well as other government service organizations such as Regional Health Authorities. Since 1998-99, public debt of government service organizations has declined from $8.21 billion to $7.16 billion.

At March 31, 2008, the public debt of government business enterprises was $3.32 billion. This amount consists primarily of the debt of Saskatchewan Power Corporation, SaskEnergy Incorporated and Saskatchewan Telecommunications Holding Corporation. Public debt of government business enterprises is reported as a reduction in the Government’s Investment in Government Business Enterprises reported on the Summary Statement of Financial Position and disclosed in Schedule 4 of the SFS. Since 1998-99, government business enterprise public debt has increased from $2.98 billion to $3.32 billion.

Government of Saskatchewan - 2007-08 Public Accounts  27

Financial Statement Discussion and Analysis

Summary Financial Statements

Net Debt

Net debt is one measure of the amount of debt that has been left to future generations. It is the difference between the SFS liabilities and its financial assets.

During 2007-08, net debt decreased by $1,554 million. This decrease can be attributed to the SFS’s surplus of $1,873 million, partially offset by amounts invested in tangible capital assets and other non-financial assets.

Since 1998-99, the net debt of the SFS has declined from $8.84 billion to $5.76 billion, as follows:

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General Revenue Fund Financial Statements

General Revenue Fund

Responsibility for the General Revenue Fund Financial Statements

The Government is responsible for the General Revenue Fund Financial Statements. The Government maintains a system of accounting and administrative controls to ensure that accurate and reliable financial statements are prepared and to obtain reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are maintained.

The Provincial Comptroller prepares these statements in accordance with the Government’s stated accounting policies and using the Government’s best estimates and judgement when appropriate.

The Provincial Auditor expresses an independent opinion on these statements. His report, which appears on the following page, provides the scope of his audit and states his opinion.

Treasury Board approves the General Revenue Fund Financial Statements. The statements are tabled in the Legislative Assembly as part of the Public Accounts and referred to the Standing Committee on Public Accounts for review.

On behalf of the Government of the Province of Saskatchewan.

/s/ Rod Gantefoer

ROD GANTEFOER
Minister of Finance

/s/ Doug Matthies

DOUG MATTHIES
Deputy Minister of Finance

/s/ Terry Paton

TERRY PATON
 Provincial Comptroller

Regina, Saskatchewan
June 2008

Government of Saskatchewan - 2007-08 Public Accounts  31

General Revenue Fund

Auditor’s Report

To the Members of the Legislative Assembly of Saskatchewan

These financial statements report transactions and events of the General Revenue Fund only. Significant financial activities of the Government occur outside this Fund. Readers should not use the General Revenue Fund’s financial statements to understand and assess the Government’s management of public financial affairs and resources as a whole; rather they should use the Summary Financial Statements of the Government of Saskatchewan (Summary Financial Statements).

Volume 1 of the Public Accounts includes the Summary Financial Statements. These statements report the full nature and extent of the financial affairs and resources for which the Government is responsible.

I have audited the statement of financial position of the General Revenue Fund as at March 31, 2008 and the statements of operations, accumulated deficit, change in net debt, and cash flow for the year then ended. These financial statements are the responsibility of Treasury Board. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

1.	The Government through the General Revenue Fund is responsible for the liabilities of several pension plans. Notes 1 and 5 state that the pension liabilities are not recorded in these financial statements. Canadian generally accepted accounting principles for the public sector require that the pension liabilities be recorded in the financial statements. Had pension liabilities been recorded, liabilities and accumulated deficit would increase by $5,088 million (2007 — $4,659 million) as at March 31, 2008 and, for the year, expenses would increase by $429 million (2007 — $413 million), and surplus would decrease by the same amounts.

2.	The Government records transactions between the General Revenue Fund and the Fiscal Stabilization Fund and Saskatchewan Infrastructure Fund as revenue or expense of the General Revenue Fund. The substance of the transactions between the General Revenue Fund and these Funds is that the amounts that the General Revenue Fund owes to or has paid to these Funds must be repaid by these Funds to the General Revenue Fund. Canadian generally accepted accounting principles for the public sector do not allow the General Revenue Fund to record changes in the amounts due or paid to these Funds as revenue or expense of the General Revenue Fund.

The financial statements show an expense (as transfer to Fiscal Stabilization Fund) of $641 million (2007 — $105 million as transfer to Saskatchewan Infrastructure Fund) for the year. It is not appropriate to record an expense because these Funds must return all amounts to the General Revenue Fund. Instead of recording an expense, the financial statements should record an asset equal to the amount it owed or paid to these Funds. Had the Government properly recorded these transactions, financial assets would increase by $1,634 million (2007 — $993 million) and accumulated deficit would decrease by the same amount as at March 31, 2008 and, for the year, the transfer to the Fiscal Stabilization Fund would decrease by $641 million (2007 — $0), the transfer to the Saskatchewan Infrastructure Fund would decrease by $0 (2007 — $105 million), and the surplus would increase by $641 million.

In my opinion, except for the effects of not recording pension liabilities and recording the amounts that the General Revenue Fund has paid to the Fiscal Stabilization Fund as expense of the General Revenue Fund as

Government of Saskatchewan - 2007-08 Public Accounts  33

General Revenue Fund

described in the preceding paragraphs, these financial statements present fairly, in all material respects, the financial position of the General Revenue Fund as at March 31, 2008 and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

/s/ Fred Wendel

FRED WENDEL, CMA, CA
 Provincial Auditor

Regina, Saskatchewan
June 6, 2008

34   Government of Saskatchewan - 2007-08 Public Accounts

General Revenue Fund

Statement of Financial Position
As at March 31, 2008
(thousands of dollars)

	2008	2007
Financial Assets
Cash and temporary investments (note 2)	821,475	414,469
Accounts receivable (schedule 1)	736,377	700,198
Agricultural land held for resale (note 3)	98,998	103,447
Deferred charges	19,236	22,335
Loans to Crown corporations (schedule 2)	3,394,328	3,557,068
Other loans (schedule 3)	129,635	129,767
Equity investment in Crown Investments Corporation of Saskatchewan	1,181,152	1,181,152
Total Financial Assets	6,381,201	6,108,436

Liabilities
Accounts payable and accrued liabilities (schedule 4)	1,653,449	1,384,259
Deposits held (schedule 5)	385,388	310,893
Unearned revenue	72,823	69,520
Public debt (note 4)(schedule 6)	10,218,651	10,802,006
Unamortized foreign exchange gain (loss)	606	(12,573)
Total Liabilities	12,330,917	12,554,105
Net Debt	(5,949,716)	(6,445,669)

Non-financial Assets
Prepaid expenses	6,685	6,299
Inventories held for consumption	85,269	74,626
Tangible capital assets (schedule 9)	2,497,971	2,363,518
Total Non-financial Assets	2,589,925	2,444,443
Accumulated Deficit	(3,359,791)	(4,001,226)

Retirement benefits (note 5)
Contingencies (note 6)
Contractual obligations (note 7)
Guaranteed debt (note 6)(schedule 8)

The accompanying notes and schedules are an integral part of these financial statements.

 Government of Saskatchewan - 2007-08 Public Accounts  35

General Revenue Fund

Statement of Operations
For the Year Ended March 31, 2008
(thousands of dollars)

	2008		2007
	Budget	Actual	Actual
Revenue
Taxation	4,104,900	4,733,473	4,484,545
Non-renewable resources	1,515,400	2,325,116	1,694,252
Transfers from Government entities	596,800	653,154	587,096
Other own-source revenue	373,700	532,841	488,324
Transfers from the federal government	1,278,500	1,602,561	1,388,829
Total Revenue (schedule 10)	7,869,300	9,847,145	8,643,046
Operating Expense (note 12)
Executive Branch of Government
Advanced Education, Employment and Labour	686,181	685,163	689,414
Agriculture	301,958	302,197	369,995
Corrections, Public Safety and Policing	261,068	305,417	163,078
Education	944,987	959,951	978,090
Energy and Resources	35,322	56,268	67,862
Enterprise and Innovation	52,710	54,040	11,361
Environment	178,875	174,921	194,151
Executive Council	9,302	12,562	9,311
Finance	287,348	284,463	258,964
First Nations and Métis Relations	57,732	70,958	59,842
Government Services	11,848	8,654	13,993
Government Services - commercial operations (schedule 11)	--	70,312	63,248
Health	3,446,123	3,504,333	3,202,965
Highways and Infrastructure	348,664	353,684	307,310
Highways and Infrastructure - commercial operations (schedule 11)	--	6,542	4,198
Information Technology Office	5,136	5,362	6,812
Information Technology Office - commercial operations (schedule 11)	--	27	89
Intergovernmental Affairs	2,453	2,757	--
Justice and Attorney General	126,745	129,189	237,622
Labour	--	--	15,369
Municipal Affairs	233,610	214,871	207,534
Northern Affairs	--	--	5,351
Provincial Secretary	2,525	2,750	--
Public Service Commission	16,741	39,234	15,868
Saskatchewan Research Council	8,992	8,992	8,446
SaskEnergy Incorporated	--	--	7,000
Social Services	625,209	615,032	711,193
Tourism, Parks, Culture and Sport	113,219	125,309	67,004
Legislative Branch of Government
Chief Electoral Officer	1,174	10,852	1,281
Children's Advocate	1,450	1,624	1,298
Conflict of Interest Commissioner	138	136	128
Information and Privacy Commissioner	675	675	599
Legislative Assembly	21,105	21,389	19,740
Ombudsman	1,935	1,911	1,779
Provincial Auditor	6,505	6,516	6,054
Total Operating Expense (schedules 12 and 13)	7,789,730	8,036,091	7,706,949
Operating Surplus	79,570	1,811,054	936,097
Servicing Government Debt (schedule 14)	(560,000)	(528,185)	(538,303)
Pre-transfer Surplus (Deficit)	(480,430)	1,282,869	397,794
Transfer (to) from the Fiscal Stabilization Fund	509,872	(641,434)	--
Transfer (to) from the Saskatchewan Infrastructure Fund	45,558	--	(105,090)
Surplus	75,000	641,435	292,704
The accompanying notes and schedules are an integral part of these financial statements.

36   Government of Saskatchewan - 2007-08 Public Accounts

General Revenue Fund

Statement of Accumulated Deficit
For the Year Ended March 31, 2008
(thousands of dollars)

	2008		2007
	Budget	Actual	Actual

Accumulated deficit, beginning of year	(4,001,226)	(4,001,226)	(4,322,801)
Adjustment to accumulated deficit (note 11)	--	--	28,871
Surplus	75,000	641,435	292,704
Accumulated Deficit, End of Year	(3,926,226)	(3,359,791)	(4,001,226)
Statement of Change in Net Debt
For the Year Ended March 31, 2008
(thousands of dollars)

	2008		2007
	Budget	Actual	Actual

Surplus	75,000	641,435	292,704
Tangible Capital Assets
Acquisitions (schedule 9)	(297,643)	(284,623)	(249,510)
Amortization (schedule 9)	151,155	146,621	141,657
Net loss on disposal	--	469	12,722
Proceeds on disposal	--	2,744	1,569
Write downs (schedule 9)	--	1,499	82
Net Acquisition of Tangible Capital Assets	(146,488)	(133,290)	(93,480)
Other Non-financial Assets
Net acquisition of prepaid expenses	--	(386)	(197)
Net acquisition of inventories held for consumption	--	(10,643)	(7,842)
Net Acquisition of Other Non-financial Assets	--	(11,029)	(8,039)

Decrease (Increase) in net debt	(71,488)	497,116	191,185
Net debt, beginning of year	(6,445,669)	(6,445,669)	(6,635,946)
Transfers from government organizations	--	(1,163)	(908)
Net Debt, End of Year	(6,517,157)	(5,949,716)	(6,445,669)

The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan - 2007-08 Public Accounts  37

General Revenue Fund

Statement of Cash Flow
For the Year Ended March 31, 2008
(thousands of dollars)

	2008	2007
Operating Activities
Surplus	641,435	292,704
Non-cash items included in surplus (schedule 15)	111,831	111,308
Net change in non-cash operating activities (schedule 16)	228,384	(17,237)
Cash Provided by Operating Activities	981,650	386,775
Capital Activities
Acquisition of tangible capital assets (schedule 9)	(284,623)	(249,510)
Proceeds on disposal of tangible capital assets	2,744	1,569
Cash Used for Capital Activities	(281,879)	(247,941)
Investing Activities
Loan advances	(378,789)	(204,144)
Loan repayments	520,447	236,019
Sinking fund contributions received from Crown corporations	60,656	32,411
Contributions made to sinking funds	(128,549)	(95,132)
Other	3,987	1,489
Cash Provided by (Used for) Investing Activities (schedule 17)	77,752	(29,357)
Financing Activities
Proceeds from public debt	626,029	1,421,164
Repayment of public debt	(1,071,041)	(1,293,271)
Increase (decrease) in deposits held	74,495	(850,107)
Cash Used for Financing Activities	(370,517)	(722,214)
Increase (Decrease) in Cash and Temporary Investments	407,006	(612,737)
Cash and temporary investments, beginning of year	414,469	1,027,206
Cash and Temporary Investments, End of Year	821,475	414,469
The accompanying notes and schedules are an integral part of these financial statements.

38  Government of Saskatchewan - 2007-08 Public Accounts

General Revenue Fund

Notes to the Financial Statements

As at March 31, 2008

1.   Significant Accounting Policies

a)    Basis of accounting

These financial statements are prepared in accordance with generally accepted accounting principles for the public sector, as recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants, with the following exceptions:

•	transfers to and from the Fiscal Stabilization Fund and the Saskatchewan Infrastructure Fund are included in the determination of surplus for the year; and
•	pension liabilities are not recorded in the financial statements. The General Revenue Fund accounts for defined benefit pension obligations on a cash basis.

b)    Reporting entity

The General Revenue Fund is the general fund which receives all revenues unless otherwise specified by law. Spending from the General Revenue Fund is appropriated by the Legislative Assembly.

Other government entities such as special purpose funds, Crown corporations, and other agencies report separately in other financial statements. Only financial transactions to or from these other entities are included in the General Revenue Fund. The net expenses/recoveries for revolving funds’ operations are charged to expense.

The Government’s Summary financial statements which include the financial activities of the General Revenue Fund and other government entities are provided separately.

c)    Specific accounting policies

Financial assets

Financial assets are assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations.

Temporary investments are recorded at the lower of cost or market.

Agricultural land held for resale is valued at the lower of cost or net realizable value on an aggregate basis.

Deferred charges include issue costs and net discounts or premiums incurred on the issue of Government debt and related derivative instruments. They are recorded at cost and amortized on a straight-line basis over the remaining life of the debt issue.

Loans to Crown corporations and Other loans generally have fixed repayment terms and are interest bearing. Promissory notes issued by Crown corporations are recorded at par; all other loans are recorded at cost. Interest received on these loans is netted against interest paid on money borrowed for these loans.

Equity investment in Crown Investments Corporation of Saskatchewan is an advance to the corporation to form its equity capitalization and is recorded at cost.

Where there has been a loss in value that is other than a temporary decline, loans and equity investments are written down to recognize the loss.

Liabilities

Liabilities are present obligations to individuals and organizations outside of the General Revenue Fund arising from transactions and events occurring prior to year-end, which will be satisfied in the future through the transfer or use of assets or another form of economic settlement. They consist of obligations to provide authorized transfers where any eligibility criteria have been met, to repay borrowings, to pay for goods and services acquired prior to year-end and to deliver goods or services in the future, where payment has been received.

Unearned revenue consists mainly of revenue for Crown mineral leases and motor vehicle fees that will be earned in a subsequent fiscal year.

Public debt includes Government debt and Crown corporation debt, and is recorded at par.

Government of Saskatchewan - 2007-08 Public Accounts  39

Notes to the Financial Statements

1.   Significant Accounting Policies (continued)

Certain debenture issues require contributions to a sinking fund. These obligations are recorded at principal less sinking fund balances where applicable. The General Revenue Fund is reimbursed by Crown corporations for all sinking fund contributions made on debt incurred on their behalf. Premiums and discounts on long-term investments within these sinking funds are amortized on a constant yield basis.

Debt issues and sinking fund investments held in foreign currencies are converted to the Canadian dollar equivalent at the exchange rate in effect at March 31.

Premiums, discounts and issue costs incurred on Government debt are recorded as deferred charges. Interest, discounts, premiums and commissions on money borrowed for Crown corporations and others are netted against reimbursements by these entities.

Unamortized foreign exchange loss includes unrealized foreign exchange gains and losses resulting from conversion of Government debt and sinking fund investments held in a foreign currency to the Canadian dollar equivalent at March 31. Unrealized foreign exchange gains and losses are amortized on a straight-line basis over the remaining life of the debt issue. Realized foreign exchange gains and losses resulting from Government debt transactions are included in servicing Government debt.

Guaranteed debt includes guarantees by the Minister of Finance made through specific agreements or legislation to pay all or part of the principal and/or interest on a debt obligation in the event of default by the borrower. Loss provisions on guaranteed debt are recorded as a liability and an expense when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments net of recoveries.

Non-financial assets

Non-financial assets are acquired, constructed or developed assets that do not normally provide resources to discharge existing liabilities, but instead are normally employed to deliver government services, may be consumed in the normal course of operations and are not for sale in the normal course of operations.

Inventories held for consumption are recorded at cost and are expensed as they are consumed.

Tangible capital assets are recorded at cost which includes all amounts directly attributable to the acquisition, construction, development or betterment of the asset but does not include interest. Tangible capital assets are generally amortized on a straight-line basis over the estimated useful life of each asset.

Revenue

Revenues are recorded on the accrual basis. For corporate and individual income taxes, cash received from the federal government is used as the basis for estimating the tax revenue. Government transfers are recognized as revenue in the period during which the transfer is authorized and any eligibility criteria are met.

Expense

Expenses are recorded on the accrual basis, except for defined benefit pension plan costs which are recorded on the cash basis. Government transfers are recognized as expenses in the period during which the transfer is authorized and any eligibility criteria are met.

d)    Measurement uncertainty

Measurement uncertainty is uncertainty in the determination of the amount at which an item is recognized or disclosed in financial statements. Such uncertainty exists when there is a variance between the recognized or disclosed amount and another reasonably possible amount.

Measurement uncertainty that may be material to these financial statements exists:

•	in corporate and individual income taxes because final tax assessments may differ from initial estimates on which cash payments are based;
•	in the accrual of oil and natural gas resource royalties because of price and production sensitivities in the royalty structures;
•	in the accrual of the federal government’s Canada Health Transfer and Canada Social Transfer payments because of changes in the economic and demographic conditions in the Province and the country; and
•	in the disclosure of liabilities for defined benefit pension plans because actual experience may differ from actuarial estimations.

40  Government of Saskatchewan - 2007-08 Public Accounts

General Revenue Fund

Notes to the Financial Statements

1.   Significant Accounting Policies (continued)

While best estimates are used to report items, it is reasonably possible that changes in future conditions, occurring within one fiscal year, could require a material change in the amounts recognized or disclosed.

2.   Temporary Investments

The temporary investments are recorded at $666.4 million (2007 — $462.5 million), consist of investment grade money market securities and are generally for less than 30 days. Due to the short-term nature, market value approximates cost.

3.   Agricultural Land Held for Resale

The estimated net realizable value of the agricultural land held for resale is $220.2 million (2007 — $207.1 million).

4.   Risk Management of Public Debt

Funds are borrowed in both domestic and foreign capital markets by issuing Province of Saskatchewan securities. This borrowing activity finances Government operations and the activities of Crown corporations. These transactions result in exposure to four types of risk: interest rate risk, foreign exchange rate risk, credit risk and liquidity risk.

To manage these risks, a preference for fixed rate Canadian dollar denominated debt is maintained. Where market conditions dictate that other forms of debt are more attractive, opportunities are identified to use derivative financial instruments to reduce these risks. A derivative financial instrument is a contract whose value is based on the value of another asset or index.

Interest rate risk is the risk that debt servicing costs will increase due to changes in interest rates. This risk is managed by issuing debt securities at predominantly fixed rates of interest rather than at floating rates of interest.

Floating rate debt is defined as the sum of floating rate debentures, short-term promissory notes, fixed rate debt maturing within one year and Saskatchewan Savings Bonds. Opportunities are sought to effectively convert floating rate debt into fixed rate debt through the use of interest rate swaps. There are interest rate swaps on a notional value of debt of $66.0 million (2007 — $66.0 million). At March 31, 2008, 88.8 per cent (2007 — 88.5 per cent) of the gross debt effectively carried a rate of interest that was fixed for greater than a one year period.

Gross debt includes floating rate debt of $1,297.0 million (2007 — $1,382.4 million). A one percentage point increase in interest rates would decrease the surplus by $7.8 million in 2008-09.

Foreign exchange rate risk is the risk that debt servicing costs will increase due to a decline in the value of the Canadian dollar relative to other currencies. This risk is managed by maintaining a preference for issuing debt that is denominated in Canadian dollars. Where debt has been issued in foreign currencies, opportunities are sought to effectively convert it into Canadian dollar debt through the use of a cross currency swap. At March 31, 2008, 97.6 per cent (2007 — 97.4 per cent) of the gross debt is effectively denominated in Canadian dollars.

The following foreign-denominated items have been hedged to Canadian dollars using cross currency swaps:

•	debentures totalling 1,225.0 million U.S. dollars (2007 — 1,419.0 million) fully hedged to $1,619.3 million Canadian (2007 — $1,882.3 million);
•	debentures totalling 300.0 million Swiss francs (2007 — 300.0 million) fully hedged to $274.7 million Canadian (2007 — $274.7 million); and
•	interest payments on debentures of 275.0 million U.S. dollars (2007 — 275.0 million) hedged to Canadian dollars at an exchange rate of 1.2325 (2007 — 1.2325).

In total, there are cross currency swaps on a notional value of debt of $2,507.5 million (2007 — $2,770.5 million). The effectiveness of these hedges is assessed on an ongoing basis by monitoring the credit ratings of the counterparties to the hedges.

Credit risk is the risk that a loss may occur from the failure of another party to meet its obligations under a derivative financial instrument contract. This risk is managed by dealing only with counterparties that have good credit ratings and by establishing limits on individual counterparty exposures and monitoring those exposures on a regular basis. At March 31, 2008, 100 per cent (2007 — 100 per cent) of counterparties held a Standard and Poor’s credit rating of A or higher.

Liquidity risk is a risk that financial commitments will not be met over the short-term. This risk is managed by distributing debt maturities over many years, maintaining sinking funds on long-term debt issues and maintaining adequate cash reserves and short-term borrowing programs as contingent sources of liquidity.

Government of Saskatchewan - 2007-08 Public Accounts  41

General Revenue Fund

Notes to the Financial Statements

5.   Retirement Benefits

The Government sponsors several defined benefit pension plans and a defined contribution pension plan.

Pension fund assets of government sponsored defined benefit and defined contribution pension plans are invested in fixed income securities, equities, real estate and short-term monetary items. The investment in Government of Saskatchewan securities is insignificant for all plans.

Defined benefit plans

Defined benefit plans provide benefits based on length of service and pensionable earnings. A typical defined benefit plan provides pensions equal to 2.0 per cent of a member’s average five years highest salary, multiplied by the years of service to a maximum of 35 years. Members contribute a percentage of salary, which may vary based on age, to their plan. Pensions and contribution rates are integrated with the Canada Pension Plan.

The two main plans are the Teachers’ Superannuation Plan (TSP) and the Public Service Superannuation Plan (PSSP). Other plans include Judges of the Provincial Court Superannuation Plan (Judges), Saskatchewan Transportation Company Employees Superannuation Plan (STC), Anti-TB League Employees Superannuation Plan (ATB) and the Saskatchewan Pension Annuity Fund, an annuity underwriting operation. Obligations for allowances payable to members of the former Members of the Legislative Assembly Superannuation Fund (MLA) are part of the General Revenue Fund.

Actuarial valuations are performed at least triennially. An actuary extrapolates these valuations when a valuation is not done in the current fiscal year. Valuations are based on a number of assumptions about future events, such as inflation rates, interest rates, wage and salary increases and employee turnover and mortality. These assumptions reflect estimates of expected long-term rates and short-term forecasts. Estimates vary based on the individual plan.

The accrued benefit obligation is determined using the projected benefit method prorated on services. Pension fund assets are valued at market related values based on actual market values averaged over a four year period. In the periods between valuations, the actuary estimates the market related value of pension fund assets using expected long-term rates of return for the individual plans.

The Government is required to match member current service contributions for all plans except the PSSP and Judges. Separate pension funds are maintained for all plans except the PSSP and the MLA. The PSSP member contributions are deposited into the General Revenue Fund. All pension obligations arising under the PSSP and the MLA are paid from the General Revenue Fund.

Information on the defined benefit plans is as follows:

	2008				2007
	TSP	PSSP	Others	Total	Total

Plan status	closed	closed	closed[1]	n/a	n/a
Member contribution rate (percentage of salary)	7.85	7.00-9.00[2]	5.00-9.00[2]	n/a	n/a
Number of active members	2,671	1,147	61	3,879	4,499
Average age of active members (years)	54.6	55.4	57.2	54.9	53.8
Number of former members entitled to deferred
pension benefits	4,873	109	11	4,993	5,095
Number of superannuates and surviving spouses	10,872	5,721	2,353	18,946	18,729
Actuarial valuation date	June 30/07	Dec. 31/05	Various	n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	3.50	3.50	3.50	n/a	n/a
Expected rate of return on plan assets (percentage)	6.90	n/a	4.75-6.00	n/a	n/a
Discount rate (percentage)	5.00	4.75	4.25-5.00	n/a	n/a
Inflation rate (percentage)	2.50	2.50	2.50	n/a	n/a
Expected average remaining service life (years)	3.7	3.9	0-10	n/a	n/a
Post-retirement index (percentage of annual increase in
Consumer Price Index)	80	70	Various	n/a	n/a

[1]	Judges is open to new membership; all other plans are closed.
[2]	Contribution rate varies based on age upon joining the plan.

42  Government of Saskatchewan - 2007-08 Public Accounts

General Revenue Fund

Notes to the Financial Statements

5.   Retirement Benefits (continued)

Based on the latest actuarial valuations, extrapolated to March 31, 2008, the present value of accrued pension benefits and the market related value of pension fund assets are shown in the table below:

(thousands of dollars)	2008				2007
	TSP[1]	PSSP	Others	Total	Total
Accrued benefit obligation,
beginning of year	4,860,560	1,854,824	295,042	7,010,426	6,877,140
Current period benefit cost	51,839	18,227	4,685	74,751	81,889
Plan amendment[2]	--	--	--	--	90,433
Interest cost	272,119	90,502	34,482	397,103	370,004
Actuarial losses (gains)	95,727	53,674	11,719	161,120	(2,595)
Benefit payments	(298,865)	(107,790)	(21,958)	(428,613)	(406,445)
Accrued Benefit Obligation, End of Year	4,981,380	1,909,437	323,970	7,214,787	7,010,426
Plan assets, beginning of year	1,399,840	--	187,757	1,587,597	1,645,659
Return on plan assets	101,817	--	31,121	132,938	110,119
Employer contributions	33,400	103,082	5,349	141,831	220,592
Employee contributions	13,890	4,708	463	19,061	21,456
Plan expenses	(3,735)	--	(499)	(4,234)	(4,502)
Actuarial gains	183,376	--	4,701	188,077	718
Benefit payments	(298,865)	(107,790)	(21,958)	(428,613)	(406,445)
Plan Assets, End of Year[3]	1,429,723	--	206,934	1,636,657	1,587,597
	3,551,657	1,909,437	117,036	5,578,130	5,422,829
Unamortized estimation adjustments[4]	(362,000)	(120,805)	(7,518)	(490,323)	(763,585)
Total Pension Liabilities[5]	3,189,657	1,788,632	109,518	5,087,807	4,659,244

[1]	The TSP accrued benefit obligation includes a liability of $29.6 million (2007 — $32.0 million) relating to the TSP disability provision. The TSP’s actual rate of return on plan assets was 0.7 per cent (2007 — 13.3 per cent).
[2]	During 2006-07, the Government approved a plan amendment to provide guaranteed indexing of pensions for members of the PSSP, Judges, STC, ATB, and MLA at 70 per cent of the annual change in Consumer Price Index. Previously, the Government provided ad hoc indexing to members of these plans.
[3]	At March 31, 2008, the market value of plan investments was $1,750.7 million (2007 — $1,994.4 million). Of this amount 42.6 per cent (2007 — 44.0 per cent) was invested in fixed income securities and 45.6 per cent (2007 — 45.2 per cent) in equity investments.
[4]	Unamortized estimation adjustments are amortized against the net obligation over periods ranging from 3.7 to 6.6 years for the TSP, from 3.9 to 10.8 years for the PSSP, and from 4 to 12 years for the other plans. These represent the expected average remaining service life of active plan members at the time the estimation adjustments arose.
[5]	Changes in assumptions can result in significantly higher or lower estimates of pension liabilities. A one percentage point decrease in the discount rate would result in a $613.2 million and $242.5 million increase in the pension liabilities for the TSP and the PSSP respectively, and a one percentage point increase would result in a $502.4 million and $200.5 million decrease in the pension liabilities for the TSP and the PSSP respectively.

Defined contribution plans

Defined contribution plans provide pensions based on accumulated contributions and investment earnings. Employees contribute a percentage of salary.

The Government sponsors the Public Employees Pension Plan (PEPP), a multi-employer defined contribution plan. Employers are required to provide contributions at specific rates for employee current service. The General Revenue Fund has fully funded its share of contributions. The General Revenue Fund also contributes to the Saskatchewan Teachers’ Retirement Plan (STRP), sponsored by the Saskatchewan Teachers’ Federation.

Government of Saskatchewan - 2007-08 Public Accounts  43

General Revenue Fund

Notes to the Financial Statements

5.   Retirement Benefits (continued)

Information on the defined contribution plans to which the General Revenue Fund contributes is as follows:

	2008			2007
	PEPP	STRP¹	Total	Total

Plan status	open	n/a	n/a	n/a
Member contribution rate (percentage of salary)	5.00-8.00[2]	n/a	n/a	n/a
Government contribution rate (percentage of salary)	6.00-8.00[2]	n/a	n/a	n/a
Number of active members, all employers	31,263	n/a	31,263	30,378
General Revenue Fund participation
Number of active members	16,197	n/a	16,197	15,594
Member contributions (thousands of dollars)	47,486	n/a	47,486	40,347
Government contributions (thousands of dollars)	50,646	42,052	92,698	75,788
[1]	The STRP is a contributory defined benefit pension plan. The Government contributes an amount which is set through provincial negotiations.
[2]	Contribution rate varies based on employee group.

Pension expense

Pensions are accounted for on a cash basis. The pension liabilities are not recorded in the financial statements.

(thousands of dollars)	2008	2007

Defined benefit plans	141,831	220,592
Defined contribution plans	92,698	75,788
Total Pension Expense	234,529	296,380

6.   Contingencies

Guaranteed debt

The Minister of Finance has guaranteed the debt of others of $25.2 million (2007 — $34.4 million). Schedule 8 provides a listing of guaranteed debt.

Lawsuits

Up to $32.0 million may be paid depending on the outcome of lawsuits in progress.

Crop insurance liability

The Saskatchewan Crop Insurance Corporation administers the federal/provincial Crop Insurance Program. Premiums for the program are paid by the General Revenue Fund, the federal government and producers. A portion of the premiums is required to be paid to reinsurance funds established by the Province and the federal government. In certain circumstances, the reinsurance funds pay benefits to the Corporation.

In any year, where crop insurance indemnities exceed net premiums and any crop insurance fund balance, the shortfall is derived from one or both of the Crop Reinsurance Fund of Saskatchewan and the Crop Reinsurance Fund of Canada for Saskatchewan.

At March 31, 2008 the Crop Reinsurance Fund of Saskatchewan had a deficiency of $72.3 million (2007 — $114.7 million). Crop insurance premiums are actuarially set to cover indemnities over the long-term. In the event that the deficiency in the Saskatchewan reinsurance fund cannot be recovered from future premiums, the General Revenue Fund is required to pay the deficiency.

44  Government of Saskatchewan - 2007-08 Public Accounts

General Revenue Fund

Notes to the Financial Statements

7.   Contractual Obligations

Significant contractual obligations include:

o	contracts for highway improvement, $146.9 million over two years;
o	capital grant projects, over the next 15 years, $128.8 million;
o	construction contracts, $63.1 million over four years;
o	aerial fleet renewal, for fire suppression, $47.7 million over three years;
o	Building Communities Program agreements, $37.1 million over two years;
o	computer service agreements, $35.5 million over four years;
o	vehicle purchases, $15.4 million;
o	treaty land entitlement agreements valued at approximately $14.4 million over five years; rural municipality and school division tax loss compensation of approximately $10.6 million as land achieves reserve status over the course of the agreements;
o	research and development projects for agriculture technology and opportunities in the agri-food industry, $14.4 million over five years;
o	Saskatchewan Association of Rehabilitation Centres, for beverage container collection and recycling, $13.9 million;
o	projects to expand innovation and enhance the competitive ability of the Saskatchewan economy, $10.2 million over three years; and
o	operating and capital lease obligations as follows:

(thousands of dollars)	Operating	Capital
Future minimum lease payments
2008-09	27,002	15,334
2009-10	22,408	11,873
2010-11	18,348	11,543
2011-12	15,346	9,664
2012-13	12,035	5,165
Thereafter	35,919	7,896
	131,058	61,475
Interest and executory costs	--	(26,293)
Total Lease Obligations	131,058	35,182

8.   Related Party Transactions

Included in these financial statements are transactions with various Saskatchewan Crown corporations, agencies, boards, and commissions related to the General Revenue Fund by virtue of common control by the Government of Saskatchewan.

Transactions include transfers to related parties of $2,980.9 million (2007 — $2,832.1 million).

Routine operating transactions with related parties are recorded at the rates charged by those organizations and are settled on normal trade terms. These transactions include:

o	payments to Saskatchewan Telecommunications Holding Corporation of approximately $27.6 million (2007 - $27.8 million); and,
o	taxation and non-renewable resource revenue received from related parties during 2007-08 of approximately $83.3 million (2007 - $80.9 million). In addition, Saskatchewan Provincial Sales Tax and Fuel Tax are received from related parties on all taxable purchases.

Amounts due to or from related parties are described separately in these financial statements.

Government of Saskatchewan - 2007-08 Public Accounts  45

General Revenue Fund

Notes to the Financial Statements

9.   Trust Funds

Trust assets are administered but not owned by the Government and the Government has no equity in the funds.

Trust fund assets held and administered by the General Revenue Fund are as follows:

(thousands of dollars)	2008	2007
		(Restated)

Pension plans	7,993,766	7,878,338
Public Guardian and Trustee of Saskatchewan	154,451	154,479
Other	37,338	30,854
Total Trust Fund Assets[1]	8,185,555	8,063,671
[1]	Amounts are based on the latest financial statements of the funds closest to March 31, 2008, where available.

10.  Debt Reduction Account

This account was established pursuant to The Balanced Budget Act. The Debt Reduction Account is an accounting of the accumulated surpluses of the General Revenue Fund commencing April 1, 1995.

(thousands of dollars)	Budget	Actual

Debt Reduction Account, beginning of year	1,662,283	1,662,283
Reduction in accumulated deficit for the year	75,000	641,435
Debt Reduction Account, End of Year	1,737,283	2,303,718

11.   Adjustment to Accumulated Deficit

On April 1, 2006, the Saskatchewan Water Corporation transferred the Lake Diefenbaker area irrigation assets to the Ministry of Agriculture. This transfer resulted in an increase in non-financial assets of $28.9 million and a corresponding decrease in the accumulated deficit of $28.9 million.

12.   Government Reorganization

In November, 2007, the Government underwent a reorganization that resulted in responsibility for certain functions being transferred between ministries.

The 2008 budget and actual operating expenses in the Statement of Operations reflect the organizational changes.

The information below reconciles the 2008 budget and actual operating expenses presented in the Statement of Operations to the 2008 Estimates approved by the Legislative Assembly.

46  Government of Saskatchewan - 2007-08 Public Accounts

General Revenue Fund

Notes to the Financial Statements

12.   Government Reorganization (continued)

		2008 Budget		2008 Actual
	Approved		Statement of	Approved		Statement of
	Estimates	Adjustments	Operations	Estimates	Adjustments	Operations
Executive Branch of Government
Advanced Education, Employment and Labour[1]	669,351	16,830	686,181	668,660	16,503	685,163
Agriculture[2]	301,107	851	301,958	301,456	741	302,197
Corrections, Public Safety and Policing[3]	142,605	118,463	261,068	187,412	118,005	305,417
Education	944,987	--	944,987	959,951	--	959,951
Energy and Resources[4,5,6]	82,331	(47,009)	35,322	103,978	(47,710)	56,268
Enterprise and Innovation[5,6]	12,113	40,597	52,710	14,175	39,865	54,040
Environment[6]	193,335	(14,460)	178,875	191,083	(16,162)	174,921
Executive Council	9,302	--	9,302	12,562	--	12,562
Finance	287,348	--	287,348	284,463	--	284,463
First Nations and Metis Relations[7]	51,694	6,038	57,732	61,512	9,446	70,958
Forestry Secretariat[4]	2,000	(2,000)	--	578	(578)	--
Government Services	11,848	--	11,848	8,654	--	8,654
Government Services - commercial operations	--	--	--	70,312	--	70,312
Health	3,446,123	--	3,446,123	3,504,333	--	3,504,333
Highways and Infrastructure[8]	334,788	13,876	348,664	342,469	11,215	353,684
Highways and Infrastructure - commercial operations	--	--	--	6,542	--	6,542
Information Technology Office	5,136	--	5,136	5,362	--	5,362
Information Technology Office - commercial operations	--	--	--	27	--	27
Intergovernmental Affairs[9]	--	2,453	2,453	--	2,757	2,757
Justice and Attorney General[2,3,4]	246,213	(119,468)	126,745	248,078	(118,889)	129,189
Labour[1]	16,830	(16,830)	--	16,503	(16,503)	--
Municipal Affairs[8,9,10]	252,464	(18,854)	233,610	231,468	(16,597)	214,871
Northern Affairs[7]	6,038	(6,038)	--	9,446	(9,446)	--
Provincial Secretary[10]	--	2,525	2,525	125	2,625	2,750
Public Service Commission	16,741	--	16,741	39,234	--	39,234
Saskatchewan Research Council	8,992	--	8,992	8,992	--	8,992
Social Services	625,209	--	625,209	615,032	--	615,032
Tourism, Parks, Culture and Sport[6]	90,193	23,026	113,219	100,581	24,728	125,309
Legislative Branch of Government
Chief Electoral Officer	1,174	--	1,174	10,852	--	10,852
Children's Advocate	1,450	--	1,450	1,624	--	1,624
Conflict of Interest Commissioner	138	--	138	136	--	136
Information and Privacy Commissioner	675	--	675	675	--	675
Legislative Assembly	21,105	--	21,105	21,389	--	21,389
Ombudsman	1,935	--	1,935	1,911	--	1,911
Provincial Auditor	6,505	--	6,505	6,516	--	6,516
Total Operating Expense	7,789,730	--	7,789,730	8,036,091	--	8,036,091
[1]	Advanced Education, Employment and Labour assumed responsibility for Labour.
[2]	Agriculture assumed responsibility for the Farm Land Security Board from Justice and Attorney General.
[3]	Corrections, Public Safety and Policing assumed responsibility for the Police Commission, Royal Canadian Mounted Police, Police Programs and Law Enforcement Services from Justice and Attorney General.
[4]	Energy and Resources assumed responsibility for the Forestry Secretariat and responsibility for the Surface Rights Arbitration Board from Justice and Attorney General.
[5]	Enterprise and Innovation assumed responsibility for the Economic Partnership Agreements, Petroleum Research Initiative, Strategic Investment Fund, Technology Commercialization, Ethanol Fuel Tax Rebate, Industry Development, and Saskatchewan Trade and Export Partnership Inc. from Energy and Resources.
[6]	Tourism, Parks, Culture and Sport assumed responsibility for Parks (including the Commercial Revolving Fund) from Environment, Tourism Saskatchewan from Energy and Resources and the Saskatchewan Snowmobile Trail Management from Enterprise and Innovation.
[7]	First Nations and Metis Relations assumed responsibility for Northern Affairs.
[8]	Highways and Infrastructure assumed responsibility for the Canada-Saskatchewan Infrastructure Program and the Canada Strategic Infrastructure Fund from Municipal Affairs.
[9]	Intergovernmental Affairs assumed responsibility for Intergovernmental Relations from Municipal Affairs.
[10]	Office of the Provincial Secretary assumed responsibility for the Provincial Secretary and the Office of French Language Coordination from Municipal Affairs.

Government of Saskatchewan - 2007-08 Public Accounts  47

General Revenue Fund

Notes to the Financial Statements

13.   Comparative Figures

Certain of the 2007 figures have been reclassified to conform with the current year presentation. With regard to expenses, the figures are reported on the same basis as the Estimates for the prior year.

48  Government of Saskatchewan - 2007-08 Public Accounts

General Revenue Fund

Accounts Receivable				Schedule 1
As at March 31, 2008
(thousands of dollars)

			2008	2007

Taxation			201,742	200,030
Non-renewable resources			220,633	182,342
Transfers from Government entities			141,252	131,577
Other own-source revenue			78,008	79,188
Transfers from the federal government			91,267	105,371
Other			62,641	67,230
			795,543	765,738
Provision for loss			(59,166)	(65,540)
Total Accounts Receivable[1]			736,377	700,198

[1] Accounts receivable include $146.0 million due from related parties (2007 - $137.2 million).
Loans to Crown Corporations				Schedule 2
As at March 31, 2008
(thousands of dollars)

			2008	2007
Promissory Notes
Information Services Corporation of Saskatchewan			--	11,000
Municipal Financing Corporation of Saskatchewan			--	4,946
Saskatchewan Crop Insurance Corporation			--	15,800
Saskatchewan Opportunities Corporation			31,844	18,000
Saskatchewan Power Corporation			165,000	--
Saskatchewan Water Corporation			19,358	19,914
SaskEnergy Incorporated			100,500	40,000
Total Promissory Notes			316,702	109,660
	Principal	Sinking
	Outstanding	Fund Equity
Long-term Loans
Information Services Corporation of Saskatchewan	13,547	--	13,547	13,547
Investment Saskatchewan Inc.	3,919	--	3,919	10,919
Municipal Financing Corporation of Saskatchewan	26,230	(466)	25,764	17,055
Saskatchewan Crop Insurance Corporation	100,000	(27,842)	72,158	100,000
Saskatchewan Housing Corporation	83,004	(48,929)	34,075	36,701
Saskatchewan Power Corporation	2,194,597	(186,286)	2,008,311	2,311,644
Saskatchewan Telecommunications Holding
Corporation	347,379	(57,681)	289,698	308,945
Saskatchewan Water Corporation	21,716	(956)	20,760	14,667
SaskEnergy Incorporated	652,444	(43,050)	609,394	633,930
Total Long-term Loans	3,442,836	(365,210)	3,077,626	3,447,408
Total Loans to Crown Corporations			3,394,328	3,557,068

Government of Saskatchewan - 2007-08 Public Accounts  49

General Revenue Fund

Other Loans			Schedule 3
As at March 31, 2008
(thousands of dollars)

	2008		2007
Advanced Education, Employment and Labour
Saskatchewan Student Aid Fund		101,624		104,321

Agriculture
Agricultural Credit Corporation of Saskatchewan		7,750		7,750
Short-term hog loans	14,638		6,279
Provision for loss	(8,103)	6,535	(3,103)	3,176

First Nations and Metis Relations
Economic development loans	4,022		5,051
Provision for loss	(1,622)	2,400	(2,346)	2,705

Enterprise and Innovation
Economic development loans	11,031		12,484
Provision for loss	(2,945)	8,086	(3,019)	9,465

Other		3,240		2,350
Total Other Loans		129,635		129,767

50  Government of Saskatchewan - 2007-08 Public Accounts

General Revenue Fund

Accounts Payable and Accrued Liabilities		Schedule 4
As at March 31, 2008
(thousands of dollars)

	2008	2007

Personal services	66,725	74,937
Travel	1,904	2,224
Transfers	317,727	328,948
Goods and services	137,112	144,556
Accrued interest	137,500	138,732
Transfers to the federal government	228,533	219,637
Equalization and Canada Health and Social Transfer repayable to the federal
government	341,690	362,011
Tangible capital assets	33,225	35,863
Other	389,033	77,351
Total Accounts Payable and Accrued Liabilities[1]	1,653,449	1,384,259

1 Includes $400.8 million payable to related parties (2007 - $123.6 million) and $573.5 million payable to the federal government (2007 - $585.6 million).

Deposits Held		Schedule 5
As at March 31, 2008
(thousands of dollars)

	2008	2007

Deposits held on behalf of government entities and others
Cattle Marketing Deductions Fund	6,001	5,972
Liquor and Gaming Authority	48,328	41,119
New Crops Insurance Program	6,342	6,080
Public Employees' Pension Plan	7,057	4,649
Queen's Bench Court Accounts	7,589	8,322
Saskatchewan Agricultural Stabilization Fund	6,499	7,342
Saskatchewan Crop Insurance Corporation	155,452	127,740
Saskatchewan Health Information Network	21,905	8,975
Saskatchewan Student Aid Fund	41,035	37,015
School Division Tax Loss Compensation Fund	6,274	5,806
Teachers' Superannuation Commission	5,045	4,954
Transportation Partnerships Fund	9,917	9,571
Other	35,973	30,419
Conditional receipts	27,971	12,929
Total Deposits Held	385,388	310,893

Government of Saskatchewan - 2007-08 Public Accounts  51

General Revenue Fund

Public Debt				Schedule 6
As at March 31, 2008
(thousands of dollars)

	2008			2007
	Gross	Sinking	Public	Public
	Debt[1]	Funds	Debt	Debt
		(schedule 7)

Crown Corporations
Information Services Corporation of Saskatchewan	13,547	--	13,547	24,547
Investment Saskatchewan Inc.	3,919	--	3,919	10,919
Municipal Financing Corporation of Saskatchewan	26,230	(466)	25,764	22,001
Saskatchewan Crop Insurance Corporation	100,000	(27,842)	72,158	115,800
Saskatchewan Housing Corporation	83,004	(49,929)	34,075	36,701
Saskatchewan Opportunities Corporation	31,844	--	31,844	18,000
Saskatchewan Power Corporation	2,359,597	(186,286)	2,173,311	2,311,644
Saskatchewan Telecommunications Holding Corporation	347,379	(57,681)	289,698	308,945
Saskatchewan Water Corporation	41,074	(956)	40,118	34,581
SaskEnergy Incorporated	752,944	(43,050)	709,894	673,930
Total Crown Corporations	3,759,538	(365,210)	3,394,328	3,557,068
Government	7,818,371	(994,048)	6,824,323	7,244,938
Public Debt[2]	11,577,909	(1,359,258)	10,218,651	10,802,006
[1]	The average effective interest rate on gross debt during 2007-08 was 6.7 per cent (2006-07 - 6.7 per cent), and includes the impact of foreign exchange and the amortization of any premiums and discounts associated with the debentures. The average term to maturity of gross debt outstanding at March 31, 2008 is 11.5 years (2007 - 11.9 years).

Gross debt includes Canada Pension Plan debentures of $798.5 million (2007 - $851.4 million). These debentures are callable in whole or in part before maturity, on six business days prior notice, at the option of the Minister of Finance of Saskatchewan.

[2]

Public debt repayable in U.S. dollars of 78.6 million (2007 – 91.7 million) has been restated to $80.8 million Canadian (2007 - $105.7 million) at the exchange rate in effect at March 31, 2008 of 1.0279 (2007 - 1.1529).

Debt principal payment requirements in each of the next five years and thereafter are as follows:

	2008	2007

Year of Maturity

Short-term promissory notes	430,000	223,200
2007-08	--	851,279
2008-09	614,478	623,199
2009-10	933,394	934,952
2010-11	650,974	659,104
2011-12	265,387	466,499
2012-13	1,165,892	--
6-10 years	2,755,686	3,514,939
Thereafter	4,762,098	4,784,124
Gross Debt[a]	11,577,909	12,057,296
Sinking Funds	(1,359,258)	(1,255,290)
Public Debt	10,218,651	10,802,006
[a]	Gross debt includes debentures of $210.5 million (2007 - $210.5 million) that provide the holder with a choice of dates on which the debt matures. The year of maturity reflects the earliest possible date of maturity rather than maximum term to maturity.

52  Government of Saskatchewan - 2007-08 Public Accounts

General Revenue Fund

Sinking Funds						Schedule 7
As at March 31, 2008
(thousands of dollars)

	2007	2008
	Sinking				Currency	Sinking
	Funds	Contributions[1]	Earnings[2]	Redemptions[3]	Adjustment	Funds
Crown Corporations
Municipal Financing Corporation of Saskatchewan	275	173	18	--	--	466
Saskatchewan Crop Insurance Corporation	--	27,400	442	--	--	27,842
Saskatchewan Housing Corporation	46,303	585	2,041	--	--	48,929
Saskatchewan Power Corporation	213,678	22,853	9,734	(59,979)	--	186,286
Saskatchewan Telecommunications Holding
Corporation	52,031	3,266	2,384	--	--	57,681
Saskatchewan Water Corporation	389	537	30	--	--	956
SaskEnergy Incorporated	39,523	5,842	1,801	(4,116)	--	43,050
Total Crown Corporations	352,199	60,656	16,450	(64,095)	--	365,210
Government	903,091	67,893	45,858	--	(22,794)	994,048
Total Sinking Funds[4]	1,255,290	128,549	62,308	(64,095)	(22,794)	1,359,258
[1]	Annual contributions, when established by Order in Council, are set at not less than one per cent of debentures outstanding. The aggregate amount of contributions estimated to be required in each of the next five fiscal years to meet sinking fund requirements are:

		2009	2010	2011	2012	2013	Total
	Contributions[a]	104,080	99,206	93,246	87,006	85,293	468,831
	Recoverable from Crown corporations	(31,631)	(31,316)	(31,316)	(29,616)	(29,616)	(153,495)
	Government Contributions	72,449	67,890	61,930	57,390	55,677	315,336
	[a] Each year includes contributions of $1.0 million for U.S. dollar debt.
[2]	Sinking fund earnings include losses on investment sales of $1.0 million (2007 – gains of $6.8 million).
[3]	The redemption value is based on the market value of the sinking fund units at the date of redemption.
[4]	The market value of sinking funds at March 31, 2008 is $1,418.6 million (2007 - $1,287.7 million).
	Sinking fund assets have been invested as follows:

	2008	2007
Long-term Investments in securities of:
Government of Saskatchewan, coupon interest range 4.3% to 10.3%; maturing in 1.8 to 32.2 years	441,676	432,662
Government of Canada, coupon interest range 4.0% to 5.8%; maturing in 4.7 to 25.2 years	26,093	195,903
Other provincial governments, coupon interest range 4.2% to 8.75%; maturing in 3.8 to 36.9 years	641,605	455,015
Government of the United States, coupon interest 3.5%; maturing in 9.9 years	10,333	19,964
Cash, short term investments and accrued interest[a]	239,551	151,746
Total Sinking Funds[b]	1,359,258	1,255,290
[a] Cash, short term investments and accrued interest are disclosed net of $.9 million (2007 - $1.1 million) in liabilities
[b] Included in total sinking funds are U.S. dollar cash, investments and accrued interest converted to $201.9 million Canadian (2007 - $211.4 million) at the exchange rate in effect at March 31, 2008, 1.0279 (2007 - 1.1529)

Government of Saskatchewan - 2007-08 Public Accounts  53

General Revenue Fund

Guaranteed Debt		Schedule 8
As at March 31, 2008
(thousands of dollars)

	2008	2007
Crown Corporations
The Power Corporation Act
Saskatchewan Power savings bonds
Series I - series VIl (matured)	21	21
The Saskatchewan Development Fund Act
Guaranteed investments	717	728
The Saskatchewan Telecommunications Act
Telebonds - series I (matured)	124	127
Total Crown Corporations	862	876

Other
The Economic and Co-operative Development Act
Vanguard Inc.	1,250	1,250
The Farm Financial Stability Act
Breeder associations loan guarantees	12,912	14,417
Feeder associations loan guarantees	9,010	10,778
Feedlot construction loan guarantees	742	749
Individual cattle feeder loan guarantees	379	75
The Housing and Special-care Homes Act
Senior citizens' housing	29	32
The Student Assistance and Student Aid Fund Act	43	71
The NewGrade Energy Inc. Act
NewGrade Energy Inc.	--	6,111
Total Other	24,365	33,483
Total Guaranteed Debt[1]	25,227	34,359
[1] In addition to the amount shown, there is a contingent liability for interest accrued on certain of these items.
Total guaranteed debt is net of a loss provision of $0.5 million (2007 - $0.5 million).

Breeder and Feeder Associations

The Government provides guarantees to lenders who make loans to production associations. The Government guarantees repayment of 25 per cent of the outstanding loan balance at the time of a first default on any advance, plus accrued interest as of the time that payment is to be made on the guarantee. Guarantees for each cattle association are limited to $6 million under the breeder option. Guarantees for each bison association are limited to $5 million under the feeder option and $6 million under the breeder option. Guarantees for each sheep association are limited to $4 million under both the breeder and feeder options.

54  Government of Saskatchewan - 2007-08 Public Accounts

General Revenue Fund

Tangible Capital Assets							Schedule 9
As at March 31, 2008
(thousands of dollars)

	2008						2007
	Land,	Machinery	Trans-	Office &
	Buildings &	&	portation	Information	Infra-
	Improvements	Equipment	Equipment	Technology	structure	Total	Total
	15 years-
Estimated useful life	Indefinite	10-20 years	10-40 years	5-10 years	15-40 years
Opening Net Book Value of
Tangible Capital Assets[1]	578,600	68,245	146,375	39,664	1,530,634	2,363,518	2,240,259

Opening cost	906,962	120,555	205,561	88,814	3,034,903	4,356,795	4,104,306
Acquisitions	70,570	12,825	31,114	1,815	168,299	284,623	249,510
Transfers	(186)	41	(41)	58	1,325	1,197	62,828
Write downs	(402)	(252)	--	(1,860)	(340)	(2,854)	(123)
Disposals	(2,293)	(887)	(6,456)	(188)	(24,915)	(34,739)	(59,726)
Closing cost[2]	974,651	132,282	230,178	88,639	3,179,272	4,605,022	4,356,795

Opening accumulated amortization	328,362	52,310	59,186	49,150	1,504,269	1,993,277	1,864,047
Annual amortization	24,614	5,949	14,023	8,152	93,883	146,621	141,657
Transfers	--	--	--	34	--	34	33,050
Write downs	183	(187)	--	(1,181)	(170)	(1,355)	(41)
Disposals	(1,805)	(674)	(3,961)	(172)	(24,914)	(31,526)	(45,436)
Closing accumulated amortization	351,354	57,398	69,248	55,983	1,573,068	2,107,051	1,993,277
Closing Net Book Value of
Tangible Capital Assets[1]	623,297	74,884	160,930	32,656	1,606,204	2,497,971	2,363,518

[1]	Net book value of tangible capital assets does not include:
	•	works of art and historical treasures such as the Legislative Building; and
	•	intangible assets and items inherited by right of the Crown such as Crown lands, forests, water and mineral resources which are not recognized in these financial statements.
[2]	Closing cost includes work-in-progress of $96.1 million (2007 - $30.2 million).

Government of Saskatchewan - 2007-08 Public Accounts  55

General Revenue Fund

Revenue			Schedule 10
For the Year Ended March 31, 2008
(thousands of dollars)

	2008		2007
	Budget	Actual	Actual

Taxation
Corporation capital	430,700	430,604	513,458
Corporation income	460,000	673,641	554,001
Fuel	380,300	406,434	383,576
Individual income	1,685,000	1,938,258	1,668,538
Sales	874,500	995,995	1,079,794
Tobacco	178,300	190,412	190,334
Other	96,100	98,129	94,844
Total Taxation	4,104,900	4,733,473	4,484,545
Non-renewable Resources
Natural gas	189,900	133,780	165,131
Oil	895,500	1,665,267	1,318,852
Potash	324,800	432,770	161,729
Other	105,200	93,299	48,540
Total Non-renewable Resources	1,515,400	2,325,116	1,694,252
Transfers from Government Entities
Crown Investments Corporation of Saskatchewan	200,000	200,000	167,000
Liquor and Gaming Authority	350,700	399,531	370,053
Other enterprises and funds	46,100	53,623	50,043
Total Transfers from Government Entities	596,800	653,154	587,096
Other Own-source Revenue
Fines, forfeits, and penalties	10,200	11,225	10,173
Interest, premium, discount, and exchange	75,300	101,969	96,062
Motor vehicle fees	134,900	140,631	138,908
Other licences and permits	34,600	35,927	36,787
Sales, services, and service fees	84,600	94,936	93,332
Transfers from other governments	17,100	15,107	17,368
Commercial operations (schedule 11)	--	78,664	69,575
Other	17,000	54,382	26,119
Total Other Own-source Revenue	373,700	532,841	488,324
Total Own-source Revenue	6,590,800	8,244,584	7,254,217
Transfers from the Federal Government
Canada Health Transfer	760,700	739,648	716,775
Canada Social Transfer	337,900	325,098	323,599
Equalization	--	226,146	12,723
Other	179,900	311,669	335,732
Total Transfers from the Federal Government	1,278,500	1,602,561	1,388,829
Total Revenue	7,869,300	9,847,145	8,643,046

56  Government of Saskatchewan - 2007-08 Public Accounts

General Revenue Fund

Commercial Operations			Schedule 11
For the Year Ended March 31, 2008
(thousands of dollars)

	2008		2007
	Budget	Actual	Actual
Commercial Operations Revenue[1]
Recovery from external sources
Government Services	70,186	71,776	65,190
Highways and Infrastructure	4,000	7,105	4,659
Information Technology Office	79	65	89
Recovery of overhead costs[2]
Highways and Infrastructure	--	(282)	(363)
Commercial Operations Revenue	74,265	78,664	69,575
Commercial Operations Expense
Government Services	70,186	70,312	63,248
Highways and Infrastructure	4,000	6,542	4,198
Information Technology Office	79	27	89
Commercial Operations Expense	74,265	76,881	67,535
Net Results
Government Services	--	1,464	1,942
Highways and Infrastructure	--	281	98
Information Technology Office	--	38	--
Net Results	--	1,783	2,040
[1]	With the approval of the Lieutenant Governor in Council, revenues from commercial type activities may be used to pay for the related costs without requiring an appropriation.
[2]	Where a portion of the revenue collected relates to the recovery of overhead costs (e.g. employee benefit cost) paid for by another ministry, the revenue is included in sales, services and service fees.

Government of Saskatchewan - 2007-08 Public Accounts  57

General Revenue Fund

Operating Expense by Theme		Schedule 12
For the Year Ended March 31, 2008
(thousands of dollars)

	2008	2007

Agriculture	302,197	370,918
Community development	319,957	267,262
Economic development	171,235	119,033
Education	1,562,319	1,605,807
Environment and natural resources	178,334	180,299
Health	3,504,333	3,202,965
Protection of persons and property	387,952	357,972
Social services and assistance	732,521	821,486
Transportation	387,961	345,306
Other	489,282	435,901
Total Operating Expense	8,036,091	7,706,949
Operating Expense by Object		Schedule 13
For the Year Ended March 31, 2008
(thousands of dollars)

	2008	2007

Personal services	716,694	661,554
Travel	38,991	41,570
Transfers	6,329,810	6,140,480
Goods and services	495,698	472,595
Amortization of tangible capital assets (schedule 9)	146,621	141,657
Other	308,277	249,093
Total Operating Expense	8,036,091	7,706,949

58  Government of Saskatchewan - 2007-08 Public Accounts

General Revenue Fund

Servicing Government Debt		Schedule 14
For the Year Ended March 31, 2008
(thousands of dollars)

	2008	2007

Total interest costs	787,228	802,132
Interest reimbursed from Crown corporations and others	(266,527)	(273,486)
Net foreign exchange loss	1,598	2,787
Other costs	5,886	6,870
Total Servicing Government Debt	528,185	538,303
Non-cash Items Included in Surplus		Schedule 15
For the Year Ended March 31, 2008
(thousands of dollars)

	2008	2007

Amortization of tangible capital assets (schedule 9)	146,621	141,657
Net loss on disposal of tangible capital assets	469	12,722
Amortization of foreign exchange loss	1,598	2,787
Net loss on loans and investments	8,665	544
Write downs of tangible capital assets	1,499	82
Net gain on transfer of tangible capital assets	(1,163)	(908)
Earnings retained in sinking funds	(45,858)	(45,576)
Total Non-cash Items Included in Surplus	111,831	111,308
Net Change in Non-cash Operating Activities		Schedule 16
For the Year Ended March 31, 2008
(thousands of dollars)

	2008	2007

Increase in accounts receivable	(36,179)	(71,136)
Decrease in deferred charges	3,099	17,047
Increase in accounts payable and accrued liabilities	269,190	44,669
Increase in unearned revenue	3,303	222
Increase in prepaid expenses	(386)	(197)
Increase in inventories held for consumption	(10,643)	(7,842)
Net Change in Non-cash Operating Activities	228,384	(17,237)

Government of Saskatchewan - 2007-08 Public Accounts  59

General Revenue Fund

Investing Activities				Schedule 17
For the Year Ended March 31, 2008
(thousands of dollars)

	2008		2007
	Receipts	Disbursements	Receipts	Disbursements
Loans
Information Services Corporation of Saskatchewan	11,000	--	30,000	18,047
Investment Saskatchewan Inc.	7,000	--	10,000	--
Municipal Financing Corporation of Saskatchewan	4,946	8,900	--	8,975
Saskatchewan Crop Insurance Corporation	15,800	--	37,200	--
Saskatchewan Opportunities Corporation	--	13,844	--	15,000
Saskatchewan Power Corporation	330,725	165,000	31,809	100,000
Saskatchewan Telecommunications Holding
Corporation	13,597	--	32,598	--
Saskatchewan Water Corporation	1,496	7,600	876	2,455
SaskEnergy Incorporated	80,000	119,491	32,681	1,100
Other	55,883	63,954	60,855	58,567
Total Loan Receipts and Disbursements	520,447	378,789	236,019	204,144
Sinking Fund Contributions	60,656	128,549	32,411	95,132
Other	4,021	34	1,509	20
Total Receipts and Disbursements	585,124	507,372	269,939	299,296
Net Receipts (Disbursements)	77,752		(29,357)

60  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Summary Financial Statements

Responsibility for the Summary Financial Statements

The Government is responsible for the Summary Financial Statements. The Government maintains a system of accounting and administrative controls to ensure that accurate and reliable financial statements are prepared and to obtain reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are maintained.

The Provincial Comptroller prepares these statements in accordance with generally accepted accounting principles for the public sector, using the Government’s best estimates and judgement when appropriate. He uses information from the accounts of the General Revenue Fund, Crown corporations and other government organizations to prepare these statements.

The Provincial Auditor expresses an independent opinion on these statements. His report, which appears on the following page, provides the scope of his audit and states his opinion.

Treasury Board approves the Summary Financial Statements. The statements are tabled in the Legislative Assembly as part of the Public Accounts and referred to the Standing Committee on Public Accounts for review.

On behalf of the Government of the Province of Saskatchewan.

/s/ Rod Gantefoer

ROD GANTEFOER
Minister of Finance

/s/ Doug Matthies

DOUG MATTHIES
Deputy Minister of Finance

/s/ Terry Paton

TERRY PATON
Provincial Comptroller

Regina, Saskatchewan
June 2008

Government of Saskatchewan - 2007-08 Public Accounts  63

Summary Financial Statements

Auditor’s Report

To the Members of the Legislative Assembly of Saskatchewan

I have audited the summary statement of financial position of the Government of Saskatchewan as at March 31, 2008 and the summary statements of operations, accumulated deficit, change in net debt, and cash flow for the year then ended. These financial statements are the responsibility of Treasury Board. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the Government of Saskatchewan as at March 31, 2008 and the results of its operations, the changes in its net debt and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

/s/ Fred Wendel

FRED WENDEL , CMA, CA
Provincial Auditor

Regina, Saskatchewan
June 6, 2008

Government of Saskatchewan - 2007-08 Public Accounts  65

Summary Financial Statements

Summary Statement of Financial Position
As at March 31, 2008
(thousands of dollars)

	2008	2007
Financial Assets
Cash and temporary investments (note 2)	3,695,270	2,215,210
Accounts receivable (schedule 1)	912,913	859,624
Assets held for sale (schedule 2)	132,279	138,445
Deferred charges	29,014	33,428
Loans receivable (schedule 3)	128,643	135,598
Investment in government business enterprises (schedule 4)	3,396,341	3,105,661
Other investments (schedule 5)	522,428	658,796
Total Financial Assets	8,816,888	7,146,762
Liabilities
Accounts payable and accrued liabilities (schedule 6)	1,770,007	1,739,152
Other liabilities (schedule 7)	321,693	217,883
Unearned revenue (schedule 8)	245,388	250,683
Public debt (note 3)(schedule 9)	7,155,944	7,585,288
Unamortized foreign exchange gain (loss) on public debt	606	(12,573)
Pension liabilities (note 4)(schedule 12)	5,087,807	4,684,467
Total Liabilities	14,581,445	14,464,900
Net Debt	(5,764,557)	(7,318,138)
Non-financial Assets
Prepaid expenses	30,412	25,828
Inventories held for consumption	108,585	96,241
Tangible capital assets (schedule 13)	4,407,494	4,112,977
Total Non-financial Assets	4,546,491	4,235,046
Accumulated Deficit	(1,218,066)	(3,083,092)
Contingencies (note 5)
Contractual obligations (note 6)
Guaranteed debt (note 5)(schedule 11)
The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan - 2007-08 Public Accounts  67

Summary Financial Statements

Summary Statement of Operations
For the Year Ended March 31, 2008
(thousands of dollars)

	2008	2007
Revenue
Taxation	4,734,893	4,485,757
Non-renewable resources	2,325,116	1,694,252
Other own-source revenue	1,920,527	1,430,995
Transfers from the federal government	1,807,331	1,552,090
Total Revenue (schedule 14)	10,787,867	9,163,094
Expense
Agriculture	520,400	536,715
Community development	352,395	318,514
Debt charges (schedule 15)	818,589	816,675
Economic development	258,161	223,384
Education	1,787,008	1,691,705
Environment and natural resources	240,404	216,867
Health	3,650,982	3,345,167
Protection of persons and property	433,491	399,596
Social services and assistance	899,963	842,648
Transportation	413,330	368,436
Other	483,410	530,728
Total Expense (schedule 16)	9,858,133	9,290,435
Surplus (deficit) from government service organizations	929,734	(127,341)
Income from government business enterprises (schedule 4)	943,566	701,289
Surplus (schedule 17)	1,873,300	573,948
The accompanying notes and schedules are an integral part of these financial statements.

68  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Summary Statement of Accumulated Deficit
For the Year Ended March 31, 2008
(thousands of dollars)

	2008		2007
	Estimated	Actual	Actual

Accumulated deficit, beginning of year	(3,083,092)	(3,083,092)	(3,687,241)
Adjustment to accumulated deficit (note 10)	--	121,086	(26,946)
Surplus (deficit)	(701,257)	1,873,300	573,948
Other comprehensive (loss) income (schedule 4)	--	(129,360)	57,147
Accumulated Deficit, End of Year	(3,784,349)	(1,218,066)	(3,083,092)
Summary Statement of Change in Net Debt
For the Year Ended March 31, 2008
(thousands of dollars)

	2008		2007
	Estimated	Actual	Actual

Surplus (Deficit)	(701,257)	1,873,300	573,948
Tangible Capital Assets
Acquisitions (schedule 13)	(536,275)	(548,131)	(450,575)
Amortization (schedule 13)	311,950	316,641	285,385
Increase in tangible capital assets (note 9)	--	(78,819)	--
Proceeds on disposal	--	10,977	7,189
Write downs (schedule 13)	--	8,842	1,196
Net (gain) loss on disposal (schedule 19)	--	(4,027)	8,713
Net Acquisition of Tangible Capital Assets	(224,325)	(294,517)	(148,092)
Other Non-financial Assets
Net acquisition of prepaid expenses	--	(4,584)	(2,908)
Net acquisition of inventories held for consumption	--	(12,344)	(10,045)
Net Acquisition of Other Non-financial Assets	--	(16,928)	(12,953)
Decrease (increase) in net debt	(925,582)	1,561,855	412,903
Net debt, beginning of year	(7,318,138)	(7,318,138)	(7,761,242)
Adjustment to accumulated deficit (note 10)	--	121,086	(26,946)
Other comprehensive (loss) income (schedule 4)	--	(129,360)	57,147
Net Debt, End of Year	(8,243,720)	(5,764,557)	(7,318,138)

Government of Saskatchewan - 2007-08 Public Accounts  69

Summary Financial Statements

Summary Statement of Cash Flow
For the Year Ended March 31, 2008
(thousands of dollars)

	2008	2007
Operating Activities
Surplus	1,873,300	573,948
Add (deduct) non-cash items
Income from government business enterprises (schedule 4)	(943,566)	(701,289)
Other non-cash items included in surplus (schedule 19)	(66,034)	121,321
Net change in non-cash operating activities (schedule 20)	341,453	401,626
Dividends received from government business enterprises (schedule 4)	644,612	583,513
Dividends received from other investments	32,000	108,581
Adjustment to accumulated deficit (note 10)	--	(10,887)
Cash Provided by Operating Activities	1,881,765	1,076,813
Capital Activities
Acquisition of tangible capital assets (schedule 13)	(548,131)	(450,575)
Increase in tangible capital assets (note 9)	(78,819)	--
Proceeds on disposal of tangible capital assets	10,977	7,189
Cash Used for Capital Activities	(615,973)	(443,386)
Investing Activities
Disposal of land held for resale	4,448	950
Decrease (increase) in other assets held for sale	23,362	(18,742)
Net decrease in loans receivable	16,317	10,343
Acquisition of other investments	(167,012)	(63,982)
Disposition of other investments	560,925	39,942
Decrease in other investments (note 9)	41,810	--
Contributions made to sinking funds (schedule 10)	(96,415)	(63,623)
Debt redemption funded from sinking funds (schedule 10)	--	6,207
Cash Provided by (Used for) Investing Activities	383,435	(88,905)
Financing Activities
Proceeds from public debt	340,226	1,285,313
Repayment of public debt	(659,682)	(1,235,855)
Increase in public debt (note 9)	46,479	--
Increase (decrease) in other liabilities	103,810	(24,884)
Cash (Used for) Provided by Financing Activities	(169,167)	24,574
Increase in cash and temporary investments	1,480,060	569,096
Cash and temporary investments, beginning of year	2,215,210	1,646,114
Cash and Temporary Investments, End of Year	3,695,270	2,215,210
The accompanying notes and schedules are an integral part of these financial statements.

70  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements
as at March 31, 2008

1.   Significant Accounting Policies

a)     Basis of accounting

These Summary financial statements are prepared in accordance with generally accepted accounting principles for the public sector, as recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants.

b)     Government reporting entity

The government reporting entity consists of organizations controlled by the Government. These government entities are segregated into two classifications. Entities that are self-sufficient and have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity are classified as government business enterprises. All other government entities are government service organizations.

A listing of the organizations included in the government reporting entity is provided in schedule 22. Unless otherwise noted, the financial activities of all subsidiaries of these organizations have also been included.

Trust funds are administered but not controlled by the Government and therefore are excluded from the government reporting entity.

c)     Government partnerships

The Government has entered into various partnerships where there is a contractual arrangement between the Government and one or more partners outside the government reporting entity and where these partners share, on an equitable basis, the significant risks and benefits associated with operating the partnership. Government business partnerships are government partnerships that are self-sufficient and have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity.

At March 31, 2008, the Government no longer has an interest in government business partnerships.

d)     Method of consolidation

Government service organizations are consolidated after adjustment to a basis consistent with the accounting policies described in note 1(e). Significant inter-organization balances and transactions are eliminated.

Government business enterprises are accounted for by the modified equity method. Using this method, the Government’s investment in government business enterprises, which is initially recorded at cost, is adjusted annually to include the net earnings or losses and certain other net equity changes of the enterprise without adjustment to conform with the accounting policies described in note 1(e). With the exception of dividends declared by March 31, inter-organization balances and transactions are not eliminated.

Government partnerships are proportionately consolidated after adjustment to a basis consistent with the accounting policies described in note 1(e), and are disclosed in note 7. Significant inter-organization balances and transactions are eliminated.

Financial results of government organizations whose fiscal year-ends are other than March 31 are adjusted for transactions having a significant impact on these financial statements.

e)     Specific accounting policies

Financial assets

Financial assets are assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations.

Temporary investments are recorded at the lower of cost or market.

Government of Saskatchewan - 2007-08 Public Accounts  71

Summary Financial Statements

Notes to the Summary Financial Statements

1.    Significant Accounting Policies (continued)

Assets held for sale include inventories and land held for resale, which are valued at the lower of cost and net realizable value. Other assets held for sale include assets that the Government has committed to, and has a plan for, selling in the next year.

Deferred charges include issue costs and net discounts or premiums incurred on the issue of debt and related derivative instruments. They are recorded at cost and amortized on a straight-line basis over the remaining life of the debt issue.

Loans receivable are initially recorded at cost. Where there has been a loss in value that is other than a temporary decline, the loan is written down to recognize the loss. Interest is recognized on the accrual basis except when collection is uncertain it is recorded on the cash basis.

Other investments are accounted for by various methods as described below and are written down to their fair value when there is evidence of a permanent decline in value.

Equities are investments in shares of private or public companies. Investments that are subject to significant influence but in which the Government has less than a controlling interest or in which the Government has shared control, as in government business partnerships, are accounted for by the modified equity method. Using this method, the Government’s investment, which is initially recorded at cost, is adjusted annually for the Government’s share of the investee’s net earnings or losses and is reduced by dividends and partnership distributions received from these investments. Investments that are not subject to significant influence are recorded at cost, and dividends from these shares are recorded as income when receivable.

Pooled investment funds are recorded at market value.

All other investments are recorded at amortized cost.

Liabilities

Liabilities are present obligations to individuals and organizations outside the government reporting entity as a result of transactions and events occurring prior to year-end, which will be satisfied in the future through the transfer or use of assets or another form of economic settlement. They consist of obligations to provide authorized transfers where any eligibility criteria have been met, to repay borrowings, to pay for goods and services acquired prior to year-end and to deliver goods or services in the future where payment has been received.

Unearned revenue includes externally restricted funding from the federal government and other organizations.

Public debt of government service organizations is recorded at par, net of amounts issued on behalf of and reimbursable from government business enterprises.

Premiums, discounts and issue costs are recorded as deferred charges.

Certain debenture issues require contributions to a sinking fund. These obligations are recorded at principal less sinking fund balances where applicable. Premiums and discounts on long-term investments within these sinking funds are amortized on a constant yield basis.

Debt issues and sinking fund investments held in foreign currencies are converted to the Canadian dollar equivalent at the exchange rate in effect at March 31.

Unamortized foreign exchange gain or loss on public debt includes unrealized foreign exchange gains and losses resulting from the conversion of debentures due and sinking funds held in a foreign currency to the Canadian dollar equivalent at the exchange rate in effect at March 31. Unrealized foreign exchange gains and losses are amortized on a straight-line basis over the remaining life of the debt issue. Realized foreign exchange gains and losses are included in the surplus or deficit.

Pension liabilities are calculated using the projected benefit method prorated on services, except as otherwise disclosed in note 4. Pension fund assets are valued at market related values. Changes in the pension liabilities that result from estimation adjustments due to experience gains and losses and changes in actuarial assumptions are amortized on a straight-line basis over the expected average remaining service life of the related employee group. Gains or losses resulting from plan amendments are recognized in the period of the plan amendment.

72  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

1.    Significant Accounting Policies (continued)

Guaranteed debt includes guarantees of the Government made through specific agreements or legislation to pay all or part of the principal or interest on a debt obligation in the event of default by the borrower. Loss provisions on guaranteed debt are recorded as a liability and expense when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of future payments net of recoveries.

Non-financial assets

Non-financial assets are acquired, constructed or developed assets that do not normally provide resources to discharge existing liabilities, but instead are normally employed to deliver government services, may be consumed in the normal course of operations and are not for sale in the normal course of operations.

Inventories held for consumption are recorded at cost and are expensed as they are consumed.

Tangible capital assets are recorded at cost and include all amounts directly attributable to the acquisition, construction, development or betterment of the asset. Tangible capital assets are generally amortized on a straight-line basis over the estimated useful life of each asset.

Revenue

Revenues are recorded on the accrual basis. For corporate and individual income taxes, cash received from the federal government is used as the basis for estimating the tax revenue. Government transfers are recognized as revenue in the period during which the transfer is authorized and any eligibility criteria are met.

Expense

Expenses are recorded on the accrual basis. Government transfers are recognized as expenses in the period during which the transfer is authorized and any eligibility criteria are met.

f)     Measurement uncertainty

Uncertainty in the determination of the amount at which an item is recognized or disclosed in financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized or disclosed amount and another reasonably possible amount.

Measurement uncertainty that may be material to these financial statements exists:

o	in corporate and individual income taxes because final tax assessments may differ from initial estimates on which cash payments are based;
o	in the accrual of pension, environmental and insurance claims obligations because actual experience may differ significantly from actuarial or historical estimations and assumptions;
o	in the accrual of unbilled utility revenue because actual usage may differ from estimated usage;
o	in the accrual of oil and natural gas resource royalties because of price and production sensitivities in the royalty structures; and
o	in the accrual of the federal government's Canada Health Transfer and Canada Social Transfer payments because of changes in economic and demographic conditions in the Province and the country.

While best estimates are used for reporting items subject to measurement uncertainty, it is reasonably possible that changes in future conditions, occurring within one fiscal year, could require a material change in the amounts recognized or disclosed.

2.    Temporary Investments

Temporary investments are recorded at $3,154.1 million (2007 — $1,989.3 million) and are for less than one year. Due to their short-term nature, market value approximates cost.

Government of Saskatchewan - 2007-08 Public Accounts  73

Summary Financial Statements

Notes to the Summary Financial Statements

3.    Risk Management of Public Debt

The Government borrows funds in both domestic and foreign capital markets by issuing Government of Saskatchewan securities. As a result, the Government is exposed to four types of risk: interest rate risk, foreign exchange rate risk, credit risk and liquidity risk.

To manage these risks, the Government maintains a preference for fixed rate Canadian dollar denominated debt. Where market conditions dictate that other forms of debt are more attractive, the Government seeks opportunities to use derivative financial instruments to reduce these risks. A derivative financial instrument is a contract whose value is based on the value of another asset or index.

Interest rate risk is the risk that the Government’s debt charges will increase due to changes in interest rates. This risk is managed by issuing debt securities at predominantly fixed rates of interest rather than at floating rates of interest.

Floating rate debt is defined as the sum of floating rate debentures, short-term promissory notes, fixed rate debt maturing within one year and Saskatchewan Savings Bonds. The Government seeks opportunities to effectively convert floating rate debt into fixed rate debt through the use of interest rate swaps. The Government has interest rate swaps on a notional value of debt of $80.1 million (2007 — $70.6 million). At March 31, 2008, 88.6 per cent (2007 — 88.6 per cent) of the Government’s gross debt effectively carried a rate of interest that was fixed for greater than a one-year period.

Public debt includes floating rate debt of $1,355.5 million (2007 — $1,402.1 million). A one percentage point increase in interest rates would decrease the surplus by $13.5 million in 2008-09.

Foreign exchange rate risk is the risk that the Government’s debt charges will increase due to a decline in the value of the Canadian dollar relative to other currencies. This risk is managed by maintaining a preference for issuing debt that is denominated in Canadian dollars. Where debt has been issued in foreign currencies, the Government seeks opportunities to effectively convert it into Canadian dollar debt through the use of cross currency swaps and foreign currency forward exchange contracts. At March 31, 2008, 97.3 per cent (2007 — 97.4 per cent) of the Government’s gross debt is effectively denominated in Canadian dollars.

The following foreign-denominated items have been hedged to Canadian dollars using cross currency swaps:

o	debentures totalling 1,225.0 million U.S. dollars (2007 - 1,419.0 million) fully hedged to $1,619.3 million Canadian (2007 - $1,882.3 million);
o	debentures totalling 300.0 million Swiss francs (2007 - 300.0 million) fully hedged to $274.7 million Canadian (2007 - $274.7 million); and
o	interest payments on debentures of 275.0 million U.S. dollars (2007 - 275.0 million) hedged to Canadian dollars at an exchange rate of 1.2325 (2007 - 1.2325).

In total, the Government has cross currency swaps on a notional value of debt of $2,507.5 million (2007 — $2,770.5 million). The effectiveness of these hedges is assessed on an ongoing basis by monitoring the credit ratings of the counterparties to the hedges.

Credit risk is the risk that a loss may occur from the failure of another party to meet its obligations under a derivative financial instrument contract. This risk is managed by dealing only with counterparties that have good credit ratings and by establishing limits on individual counterparty exposures and monitoring those exposures on a regular basis. At March 31, 2008, 100 per cent (2007 — 100 per cent) of the Government’s counterparties held a Standard and Poor’s credit rating of A or better.

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short-term. This risk is managed by distributing debt maturities over many years, maintaining sinking funds on long-term debt issues and maintaining adequate cash reserves and short-term borrowing programs as contingent sources of liquidity.

4.    Retirement Benefits

The Government sponsors several defined benefit and defined contribution pension plans. The Government also participates in a joint defined benefit pension plan.

Defined benefit plans provide benefits based on length of service and pensionable earnings. A typical defined benefit plan provides pensions equal to 2.0 per cent of a member’s average five years highest salary, multiplied by the years of service to a maximum of 35 years. Members contribute a percentage of salary, which may vary based on age, to their plan. Pensions and contribution rates are integrated with the Canada Pension Plan.

74  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

4.    Retirement Benefits (continued)

Actuarial valuations are performed at least triennially. An actuary extrapolates these valuations when a valuation is not done in the current fiscal year. Valuations are based on a number of assumptions about future events, such as inflation rates, interest rates, wage and salary increases and employee turnover and mortality. These assumptions reflect estimates of expected long-term rates and short-term forecasts. Estimates vary based on the individual plan.

The accrued benefit obligation is determined using the projected benefit method prorated on services. Pension fund assets are valued at market related values based on the actual market values averaged over a four year period. In the periods between valuations, the actuary estimates the market related value of pension fund assets using expected long-term rates of return for the individual plans.

Joint defined benefit plans are governed by a formal agreement between the joint sponsors (i.e., employer and plan members), which establishes that the joint sponsors have shared control over the plan. Funding contributions are shared mutually between the employer and plan members. The sponsors share, on an equitable basis, the significant risks of each plan. Accordingly, the Government accounts for only its portion of the plan. Plan assets and surpluses are restricted for member benefits or certain other purposes set out in the agreement. Plan benefits are determined on the same basis as defined benefit plans.

The accrued benefit obligation is determined using the projected accrued benefit actuarial cost method. Pension fund assets are valued at market related values by averaging the difference between the net investment income on a market value basis and the expected investment income determined by the actuary, over a five year period.

Defined contribution plans provide pensions based on accumulated contributions and investment earnings. Employees contribute a percentage of salary. The Government provides contributions at specified rates for employee current service.

Pension fund assets of government sponsored defined benefit and defined contribution plans are invested in fixed income securities, equities, real estate and short-term monetary items. The investment in Government of Saskatchewan securities is insignificant for all plans.

Government Service Organizations

a)     Defined benefit plans and joint defined benefit plan

The two main defined benefit plans are the Teachers’ Superannuation Plan (TSP) and the Public Service Superannuation Plan (PSSP). Other plans include Judges of the Provincial Court Superannuation Plan (Judges), Saskatchewan Transportation Company Employees Superannuation Plan (STC), Anti-TB League Employees Superannuation Plan (ATB) and the Saskatchewan Pension Annuity Fund, an annuity underwriting operation. Defined benefits are also payable to members of the former Members of the Legislative Assembly Superannuation Fund (MLA).

The Government is required to match member current service contributions for all plans except the PSSP and Judges. Separate pension funds are maintained for all plans except the PSSP and the MLA, for which member contributions are received and pension obligations are paid directly by the Government.

The Government also participates in the Saskatchewan Healthcare Employees’ Pension Plan (SHEPP), a joint defined benefit plan for employees of the Regional Health Authorities. The Government contributes to the plan at the ratio of 1.12 to 1 of employee contributions. Any actuarially determined deficiency is the responsibility of participating employers and employees in the ratio of 1.12 to 1. The Government’s participating employer contributions for the SHEPP represents approximately 92 per cent of the total employer contributions to the plan.

Government of Saskatchewan - 2007-08 Public Accounts  75

Summary Financial Statements

Notes to the Summary Financial Statements

4.    Retirement Benefits (continued)

Information on the defined benefit plans and the joint defined benefit plan of government service organizations is as follows:

	2008					2007
	TSP	PSSP	Others	SHEPP	Total	Total

Plan status	closed	closed	closed[1]	open	n/a	n/a
Member contribution rate (percentage of salary)	7.85	7.00-9.00[2]	5.00-9.00[2]	5.85-7.35[2]	n/a	n/a
Number of active members	2,671	1,147	61	31,430	35,309	35,145
Average age of active members (years)	54.6	55.4	57.2	45.3	46.4	46.0
Number of former members entitled to deferred
pension benefits	4,873	109	11	1,433	6,426	6,481
Number of superannuates and surviving spouses	10,872	5,721	2,353	9,437	28,383	27,542
Actuarial valuation date	June 30/07	Dec. 31/05	Various	Dec. 31/04	n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	3.50	3.50	3.50	3.75	n/a	n/a
Expected rate of return on plan assets (percentage)	6.90	n/a	4.75-6.00	6.50	n/a	n/a
Discount rate (percentage)	5.00	4.75	4.25-5.00	6.50	n/a	n/a
Inflation rate (percentage)	2.50	2.50	2.50	2.75	n/a	n/a
Expected average remaining service life (years)	3.7	3.9	0-10	11.9	n/a	n/a
Post-retirement index (percentage of annual
increase in Consumer Price Index)	80	70	Various	Ad hoc	n/a	n/a
[1]	Judges is open to new membership; all other plans are closed.
[2]	Contribution rate varies based on age upon joining the plan.

b)     Defined contribution plans

The two main multi-employer defined contribution plans sponsored by the Government are the Public Employees Pension Plan (PEPP) and the Capital Pension Plan (Capital). The Government provides contributions to the plans at specified rates for employee current service. The Government also contributes to the Saskatchewan Teachers’ Retirement Plan (STRP), sponsored by the Saskatchewan Teachers’ Federation and to the Regina Civic Employees’ Superannuation and Benefit Plan (RCESP). The Government has fully funded its share of contributions to the defined contribution plans.

Information on the defined contribution plans of government service organizations is as follows:

	2008					2007
	Government Sponsored
	PEPP	Capital	RCESP[1]	STRP[2]	Total	Total

Plan status	open	open	open	n/a	n/a	n/a
Member contribution rate (percentage of salary)[3]	5.00-8.00	5.00-7.00	8.85-13.11	n/a	n/a	n/a
Government contribution rate (percentage of salary)[3]	5.00-8.00	5.50-7.00	8.85-13.11	n/a	n/a	n/a
Government service organization participation
Number of active members	20,806	731	1,413	n/a	22,950	22,275
Member contributions (thousands of dollars)	59,937	2,241	7,644	n/a	69,822	62,247
Government contributions (thousands of dollars)	63,398	2,722	7,855	42,052	116,027	97,389
[1]	Certain employees of a Regional Health Authority participate in the RCESP, a multi-employer defined benefit plan. All costs, including costs of any actuarially determined deficiency, are equally shared by the employees and employers. At December 31, 2007, audited financial statements for the plan reported an accrued benefit obligation of $797.9 million (2006 — $768.1 million) and pension fund assets at market value of $843.8 million (2006 — $825.2 million).
[2]	The STRP is a contributory defined benefit pension plan. The Government contributes an amount which is set through provincial negotiations.
[3]	Contribution rate varies based on employee group.

76  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

4.    Retirement Benefits (continued)

c)      Pension expense

Pension expense for government service organizations is primarily allocated to education expense, health expense and other expense. Pension interest expense is included in debt charges. The total pension expense of government service organizations includes the following:

(thousands of dollars)	2008	2007

Defined benefit plans
Current period benefit cost	74,751	81,889
Plan amendment[1]	--	90,433
Amortization of estimation adjustments	246,305	218,988
Employee contributions	(19,061)	(21,456)
Plan expenses	4,234	4,502
Cost of financing unfunded pension obligation (pension interest expense)	264,165	259,885
Total pension expense, defined benefit plans	570,394	634,241
Other plans
Total pension expense, joint defined benefit plan	46,598	28,389
Total pension expense, defined contribution plans	116,027	97,389
Total Pension Expense	733,019	760,019
[1]	During 2006-07, the Government approved a plan amendment to provide guaranteed indexing of pensions for members of the PSSP, Judges, STC, ATB, and MLA at 70 per cent of the annual change in the Consumer Price Index. Previously, the Government provided ad hoc indexing to members of these plans.

Government Business Enterprises

a)     Defined benefit plans

There are additional employee pension plans of government business enterprises which are accounted for in the investment in government business enterprises. The two main defined benefit plans of government business enterprises are the Power Corporation Superannuation Plan (SaskPower) and the Saskatchewan Telecommunications Pension Plan (SaskTel). Other plans include the Saskatchewan Government Insurance Superannuation Plan, the Liquor Board Superannuation Plan, and the Pension Plan for Employees of the Saskatchewan Workers’ Compensation Board.

The Government contributes the amount necessary to fund the payment of pension benefits.

Information on the defined benefit plans of government business enterprises is as follows:

	2008				2007
	SaskPower	SaskTel	Others	Total	Total

Plan status	closed	closed	closed	n/a	n/a
Number of active members	461	243	94	798	980
Number of former members, superannuates and surviving spouses	1,735	2,007	435	4,177	4,080
Member contributions (thousands of dollars)	1,663	1,186	651	3,500	3,685
Government contributions (thousands of dollars)	465	40,305	846	41,616	37,013
Benefits paid (thousands of dollars)	42,767	59,489	8,674	110,930	104,364
Actuarial valuation date	Sept. 30/07	Dec. 31/06	Various	n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	3.50	3.00	3.25-3.50	n/a	n/a
Expected rate of return on plan assets (percentage)	6.75	6.75	5.25-6.25	n/a	n/a
Discount rate (percentage)	5.75	5.50	5.25-5.50	n/a	n/a
Inflation rate (percentage)	2.50	2.50	2.25-2.50	n/a	n/a
Post-retirement index (percentage of annual increase in
Consumer Price Index)	70	100	50-70	n/a	n/a

Government of Saskatchewan - 2007-08 Public Accounts  77

Summary Financial Statements

Notes to the Summary Financial Statements

4.    Retirement Benefits (continued)

Based on the latest actuarial valuation for SaskPower at September 30, 2007 and extrapolations for other plans to December 31, 2007, the present value of accrued pension benefits and the market value of pension fund assets are shown in the table below:

(thousands of dollars)	2008				2007
	SaskPower	SaskTel	Others	Total	Total

Accrued benefit obligation	826,941	1,015,444	128,032	1,970,417	2,018,848
Fair value of plan assets	835,906	1,044,655	96,544	1,977,105	1,898,567
Plan (Surplus) Deficit	(8,965)	(29,211)	31,488	(6,688)	120,281
Unamortized amounts[1]	(19,043)	(31,550)	(2,373)	(52,966)	(176,531)
Valuation allowance	--	--	964	964	--
Pension (Surplus) Liabilities	(28,008)	(60,761)	30,079	(58,690)	(56,250)
[1]	Includes unamortized transitional assets, unamortized actuarial gains (losses) and unamortized past service costs. SaskTel’s amounts are amortized against the plan surplus over the average remaining life of retired members of 22 years. SaskPower and the other plans’ amounts are amortized against the plan (surplus) deficit over periods ranging from 2.86 to 4 years, which is the expected average remaining service life of active plan members at the time the amounts arose.

At December 31, 2007, 31.4 per cent (2006 — 31.4 per cent) of pension plan assets were invested in fixed income securities and 57.7 per cent (2006 — 60.2 per cent) in equity investments.

b)    Defined contribution plans

Information on the defined contribution plans of government business enterprises is as follows:

	2008			2007
	PEPP	Capital	Total	Total

Plan status	open	open	n/a	n/a
Member contribution rate (percentage of salary)[1]	4.00-7.00	4.00-5.50	n/a	n/a
Government contribution rate (percentage of salary)[1]	5.80-7.00	5.50-6.00	n/a	n/a
Government business enterprise participation
Number of active members	9,687	2,652	12,339	11,716
Government contributions (thousands of dollars)	34,464	6,693	41,157	35,281
[1] Contribution rate varies based on employee group.

c)     Pension expense

Pension expense and pension interest expense for government business enterprises are included in income from government business enterprises. The pension expense is $40.0 million (2007 — $40.7 million) for the defined benefit plans and $41.2 million (2007 — $35.3 million) for the defined contribution plans.

d)     Other future benefit plans

Other future benefit plans of government business enterprises include a defined benefit severance plan, a supplementary superannuation plan, two defined benefit service recognition plans, a defined benefit retiring allowance plan, and a voluntary early retirement plan. The accrued benefit liability is $84.0 million (2007 — $77.8 million), and the benefit expense is $20.3 million (2007 — $17.3 million).

78  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

5.   Contingencies

Guaranteed debt

The Government has guaranteed the debt of others of $33.4 million (2007 — $62.6 million). Schedule 11 provides a listing of guaranteed debt.

Lawsuits

Up to $35 million may be paid depending on the outcome of lawsuits in progress.

Other

In 2007-08, the Government issued a $35.3 million letter of credit as security for outstanding insurance claims. An estimate of $14.2 million has been recorded as the likely cost related to this letter of credit.

6.     Contractual Obligations

Significant contractual obligations include:

[o]	forward purchase agreements of $1,636.2 million for future minimum coal deliveries valued at current prices over the next 16 years, and approximately $5,634.5 million for power over the next 20 years;
[o]	contracts for the construction and acquisition of tangible capital assets of $804.1 million;
[o]	capital grant projects of $173.7 million over the next 15 years;
[o]	agreements to provide housing subsidies and transfers of $139.9 million over the next five years;
[o]	agreements to provide loss of income subsidies to previous purveyors of gaming services of $59.3 million over the next 20 years;
[o]	agreements for the renewal of the Government's fire suppression aerial fleet of $47.7 million over the next three years;
[o]	computer service agreements of $46.9 million over the next four years;
[o]	investment management fees of $19.3 million over the next 12 years;
[o]	treaty land entitlement agreements valued at approximately $14.4 million over the next five years, and rural municipality and school division tax loss compensation of approximately $10.6 million as land achieves reserve status over the course of the agreements;
[o]	research and development projects for agriculture technology and opportunities in the agri-food industry of $14.1 million over the next five years;
[o]	agreements to provide beverage container collection and recycling fees of $13.9 million;
[o]	projects to expand innovation and enhance the competitive ability of the Saskatchewan economy of $10.2 million over the next three years;
[o]	other contractual obligations of $44.5 million, which consist of $36.4 million for government service organizations and $8.1 million for government business enterprises; and
[o]	operating and capital lease obligations as follows:
(thousands of dollars)	Operating [1]	Capital [2]

Future minimum lease payments
2008-09	75,763	18,374
2009-10	64,908	14,654
2010-11	55,391	14,087
2011-12	33,263	11,887
2012-13	27,535	7,299
Thereafter	45,237	25,903
	302,097	92,204
Interest and executory costs	--	(39,365)
Total Lease Obligations	302,097	52,839
[1]	Total operating lease obligations include $170.5 million for government service organizations and $131.6 million for government business enterprises.
[2]	Total capital lease obligations include $45.0 million for government service organizations (schedule 7) and $7.8 million for government business enterprises.

Government of Saskatchewan - 2007-08 Public Accounts  79

Summary Financial Statements

Notes to the Summary Financial Statements

7.    Government Partnerships

The Government has entered into various contractual arrangements with parties outside the government reporting entity that result in shared control of certain organizations. The Government’s holdings in government partnerships include:

[o]	a 60 per cent interest in Apex Investment Limited Partnership, which invests in a variety of industries in the prairie region of Canada;
[o]	a 50 per cent interest in Meadow Lake Pulp Limited Partnership (MLPLP), which operated a pulp mill near Meadow Lake;
[o]	a 45.5 per cent interest in Saskatchewan Entrepreneurial Fund Inc., which assists with the development and growth of small business in the province;
[o]	a 33.3 per cent interest in Foragen Technologies Limited Partnership (Foragen), a venture capital fund which provides seed capital to technology corporations; and
[o]	shared control of Prairie Diagnostic Services Inc., which provides veterinary diagnostic services to veterinary and livestock industries in the province.

In 2006-07, the Government began to divest of its interest in MLPLP. The remaining assets of MLPLP were sold during 2007-08 and it was placed into receivership. The Government continues to hold its partnership interest in MLPLP and is awaiting receipt of MLPLP’s net assets upon distribution by the receiver. MLPLP is expected to be wound up during 2008-09.

During 2007-08, the Government determined that its 33.3 per cent interest in Foragen no longer meets the definition of a government business partnership. It is more appropriately reported as a government partnership and accordingly is now proportionately consolidated. Comparative figures, in which the Government’s investment in Foragen was accounted for by the modified equity method, have not been restated. The financial impact of this reclassification from other investments is not significant to these financial statements.

The Government’s pro-rata share of its government partnerships is as follows:

(thousands of dollars)	2008	2007[1]

Financial assets	32,026	--
Liabilities	7,175	--
Net assets	24,851	--
Non-financial assets	1,030	--
Accumulated surplus	25,881	--

Revenue	33,630	89,378
Expense	31,848	94,523
Surplus (deficit)	1,782	(5,145)
Recovery of partnership interest	1,165	24,584
Accumulated partnership earnings, beginning of year	21,439	2,000
Decrease in accumulated partnership earnings, beginning of year[2]	(17,309)	--
Accumulated partnership earnings, end of year	7,077	21,439
Equity advances from government organizations[3]	18,804	--
Transferred to assets held for sale[1]	--	(21,439)
Accumulated surplus	25,881	--
[1]	At March 31, 2007, the Government’s interest in government partnerships was classified as assets held for sale (schedule 2).
[2]	The decrease in accumulated partnership earnings, beginning of year consists of $9.3 million reclassified from other investments and proceeds of $8.0 million on the disposition of assets held for sale.
[3]	Equity advances from government organizations of $12.4 million have been reclassified from other investments.

80  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Notes to the Summary Financial Statements

8.    Trust Funds

Trust fund assets held and administered by the Government are as follows:

(thousands of dollars)	2008	2007
		(Restated)

Pension plans	10,911,540	10,757,922
Public Guardian and Trustee of Saskatchewan	154,451	154,479
Other	211,041	212,983
Total Trust Fund Assets[1]	11,277,032	11,125,384
[1] Amounts are based on the latest financial statements of the funds closest to March 31, 2008, where available.

9.    Accounting Change

During 2007-08, the Government acquired a controlling interest in Big Sky Farms Inc. (Big Sky) and, accordingly, has proportionately consolidated its 62.9 per cent ownership interest through Big Sky’s parent company, Investment Saskatchewan Inc. Comparative figures, in which the Government classified its interest in Big Sky as other investments, as disclosed in schedule 5, have not been restated.

The net effect of this accounting change is as follows:

(thousands of dollars)

Financial assets
Other investments[1]	(41,810)
Other financial assets	6,963
Liabilities
Public debt	46,479
Other liabilities	19,965
Net debt	(101,291)
Non-financial assets
Tangible capital assets	78,819
Other non-financial assets	22,472
Accumulated deficit	--
[1] Represents the Government’s $29.3 million investment in Big Sky at March 31, 2007 adjusted to the date of acquisition.

10.    Adjustment to Accumulated Deficit

During 2007-08, adjustments of $121.1 million were made to the accumulated deficit. Various government business enterprises adopted new standards of accounting for financial instruments recommended by the Canadian Institute of Chartered Accountants, resulting in an increase in investment in government business enterprises of $121.1 million and a corresponding decrease in the accumulated deficit. The comparative figures have not been restated.

During 2006-07, adjustments of $26.9 million were made to the accumulated deficit. The Government determined that one of its employee benefit plans should no longer be included in the government reporting entity, but rather be disclosed as a trust administered by the Government. As a result, the Government recorded an $11.2 million decrease in financial assets, a $0.3 million decrease in financial liabilities and a corresponding $10.9 million increase in the accumulated deficit. Additionally, a government business enterprise recorded a prior period adjustment related to an error in its actuarial valuation performed in the prior year. As a result, the Government recorded a $16.0 million decrease in investment in government business enterprises, and a corresponding increase in the accumulated deficit.

11.    Comparative Figures

Certain 2007 comparative figures have been reclassified to conform with the current year’s presentation.

Government of Saskatchewan - 2007-08 Public Accounts  81

Summary Financial Statements

Accounts Receivable		Schedule 1
As at March 31, 2008
(thousands of dollars)

	2008	2007

Taxation	202,195	200,564
Non-renewable resources	220,633	182,342
Other own-source revenue	465,290	437,210
Transfers from the federal government	101,577	123,455
	989,695	943,571
Provision for loss	(76,782)	(83,947)
Total Accounts Receivable	912,913	859,624
Assets Held for Sale		Schedule 2
As at March 31, 2008
(thousands of dollars)

	2008	2007

Land held for resale[1]	108,793	113,241
Inventories held for resale	23,486	1,842
Other assets held for sale
Meadow Lake Pulp Limited Partnership (note 7)	--	13,439
Centennial Foods	--	9,923
Total Assets Held for Sale	132,279	138,445
[1] The estimated net realizable value of the Government’s land held for resale is $230.0 million (2007 - $216.9 million).

82  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Loans Receivable		Schedule 3
As at March 31, 2008
(thousands of dollars)

	2008	2007

Student loans	135,416	137,115
Agricultural loans	43,541	45,737
Other	25,330	37,752
	204,287	220,604
Provision for loss	(75,644)	(85,006)
Total Loans Receivable	128,643	135,598

Student Loans

The program operates under the authority of The Student Assistance and Student Aid Fund Act, 1985. Loans are interest-free until the discontinuance of full-time studies or graduation. Interest rates are prescribed by the Government. Student bursaries, study grants and other varieties of loan forgiveness are available to students who meet specific criteria.

The administration and delivery of the federal and provincial student loans programs is integrated. The Government approves applications for both provincial and federal loans, external agencies are contracted to disburse, administer and collect loans, and the federal government is responsible for collection of loans in default.

Student loans approved between August 1996 and July 2001 are lender-financed, disbursed, managed and collected by a bank. The Government retained responsibility for loan approval during this period, and pays a risk premium of 5.0 per cent to the bank when loans become repayable.

A loss provision of $50.5 million (2007 — $51.4 million) has been recorded on these loans.

Agricultural Loans

Capital loan program

The Government holds $23.1 million (2007 — $28.3 million) in loans under the Capital loan program. These loans are repayable over terms not exceeding 25 years and bear interest at rates between 5.0 and 13.5 per cent (2007 — 5.0 and 13.5 per cent). Security on individual loans varies and may include mortgages on real property, security agreements and guarantees. The program operates under The Agricultural Credit Corporation of Saskatchewan Act.   A loss provision of $4.6 million (2007 — $7.3 million) has been recorded on these loans.

Other agricultural loans

The Government holds $20.4 million (2007 — $17.4 million) in loans under various other agricultural loan programs. The interest on these loans ranges from 1.9 to 10.5 per cent (2007 — 5.0 to 10.5 per cent). Generally, the loans are secured by promissory notes and, where applicable, by guarantees or general security arrangements. A loss provision of $15.0 million (2007 — $11.3 million) has been recorded on these loans.

Other

The Government’s loan portfolio also consists of numerous other loans at various interest rates with maturities not exceeding 15 years. Security on the loans may include promissory notes or charges against residential property. A loss provision of $5.5 million (2007 — $15.0 million) has been recorded on these loans.

Government of Saskatchewan - 2007-08 Public Accounts  83

Summary Financial Statements

Investment in Government Business Enterprises
As at March 31, 2008
(thousands of dollars)

	SaskEnergy	SaskPower	SaskTel	SGI	Auto Fund[1]

Assets
Cash and temporary investments
Due from government organizations	--	--	--	--	--
Other	2,364	83,598	12,046	34,994	30,949
Accounts receivable	131,214	187,721	105,340	88,372	139,337
Inventories	197,995	144,990	10,662	--	--
Prepaid expenses
Paid to government organizations	--	--	--	7,072	12,663
Other	--	5,292	22,302	78,961	12,521
Long-term investments
In government organizations	--	--	--	5,646	8,559
Other	24,181	32,135	2,179	477,092	1,120,923
Capital assets	977,975	3,734,240	967,096	10,154	46,754
Sinking funds (schedule 9)	42,680	237,563	56,408	--	--
Other assets	34,982	52,386	120,455	4,878	--
Total Assets	1,411,391	4,477,925	1,296,488	707,169	1,371,706
Liabilities
Accounts payable and accrued liabilities
Due to government organizations	12,077	65,353	--	24,327	28,078
Other	128,831	157,797	131,606	16,941	18,704
Dividends payable to government organizations	6,766	30,611	7,500	10,535	--
Gross debt (schedule 9)
Owing to government organizations	790,185	2,478,825	344,965	--	--
Other	6,715	86,781	7,410	--	--
Unearned revenue	3,487	--	62,347	179,053	260,538
Unpaid insurance claims	--	--	--	285,567	824,086
Other liabilities	17,967	144,122	--	1,709	--
Total Liabilities	966,028	2,963,489	553,828	518,132	1,131,406
Net Assets	445,363	1,514,436	742,660	189,037	240,300
Revenue
From government organizations	24,581	43,464	70,453	--	4,539
Other	1,145,953	1,543,929	1,000,115	342,285	664,666
Total Revenue	1,170,534	1,587,393	1,070,568	342,285	669,205
Expense
Paid and owing to government organizations	62,331	263,348	79,649	21,193	44,579
Other	1,020,057	1,185,777	906,800	287,531	592,623
Total Expense[3]	1,082,388	1,449,125	986,449	308,724	637,202
Income (loss) before non-recurring items	88,146	138,268	84,119	33,561	32,003
Non-recurring items[4]	--	--	--	1,532	(99,308)
Net Income (Loss)	88,146	138,268	84,119	35,093	(67,305)
Retained earnings, beginning of year	342,535	808,280	437,570	81,599	239,305
Effect of prior period adjustment (note 10)	1,523	3,469	971	146	--
Dividends to government organizations	(53,000)	(97,009)	(30,000)	(22,810)	--
Retained earnings, end of year	379,204	853,008	492,660	94,028	172,000
Equity advances from government organizations	71,531	659,993	250,000	80,000	--
Accumulated other comprehensive income[5]	(5,372)	1,435	--	15,009	68,300
Net Assets	445,363	1,514,436	742,660	189,037	240,300
[1]	Net assets are restricted as disclosed on page 86.
[2]	Adjustments include:
	[o]	reclassifying dividends paid by March 31, 2008;
	[o]	reversing losses recognized by government business enterprises on transactions with government organizations; and
	[o]	reversing significant intervening period transactions recognized in the prior year.
[3]	Total expense includes debt charges, net of sinking fund earnings, of $243.8 million (2007 — $249.9 million). Interest in the amount of $239.7 million (2007 — $249.6 million) was paid to government organizations.
[4]	Non-recurring items include nil (2007 — $24.6 million) received from government organizations.
[5]	Accumulated other comprehensive income consists primarily of market value adjustments on investments and includes a $129.4 million other comprehensive loss (2007 — $57.1 million income) and an adjustment to the accumulated deficit of $116.7 million (2007 — nil) (note 10). The other comprehensive loss consists of $3.8 million net unrealized loss (2007 — $99.3 million net unrealized gain) and $125.6 million net realized gain (2007 — $42.2 million) recognized in net income.

84  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

						Schedule 4

WCB[1]	SLGA	SGC	MFC	SGGF	Adjustments[2]	2008	2007

--	46,356	--	105	--	--	46,461	38,325
51,288	5,598	11,207	1,935	2,739	(55,412)	181,306	113,917
32,610	49,128	229	969	39	--	734,959	746,583
--	20,976	252	--	--	--	374,875	331,297

--	--	--	--	--	--	19,735	19,229
--	3,819	204	--	--	--	123,099	112,592

3,489	--	--	--	--	--	17,694	27,482
1,274,520	--	--	36,126	126	--	2,967,282	2,777,221
15,553	56,059	58,501	--	--	--	5,866,332	5,799,679
--	--	--	--	--	463	337,114	290,383
--	--	--	75	--	1,775	214,551	209,516
1,377,460	181,936	70,393	39,210	2,904	(53,174)	10,883,408	10,466,224

8,897	--	--	--	--	--	138,732	127,509
9,801	33,465	8,515	351	611	--	506,622	522,684
--	108,672	29,805	--	--	(55,412)	138,477	128,734

--	--	--	25,767	--	463	3,640,205	3,550,335
--	--	24,210	--	--	--	125,116	133,648
--	--	--	--	--	--	505,425	479,551
955,262	--	--	--	--	--	2,064,915	1,960,268
155,915	39,799	7,863	--	200	--	367,575	457,834
1,129,875	181,936	70,393	26,118	811	(54,949)	7,487,067	7,360,563
247,585	--	--	13,092	2,093	1,775	3,396,341	3,105,661

26,563	--	--	--	--	--	169,600	135,761
358,556	897,243	128,711	2,057	900	(5,175)	6,079,240	5,772,172
385,119	897,243	128,711	2,057	900	(5,175)	6,248,840	5,907,933

10,974	--	--	1,135	--	565	483,774	453,022
244,162	497,127	84,939	25	1,689	2,302	4,823,032	4,676,301
255,136	497,127	84,939	1,160	1,689	2,867	5,306,806	5,129,323
129,983	400,116	43,772	897	(789)	(8,042)	942,034	778,610
--	--	--	--	--	99,308	1,532	(77,321)
129,983	400,116	43,772	897	(789)	91,266	943,566	701,289
26,326	--	--	12,195	2,807	(89,768)	1,860,849	1,759,132
--	(585)	(1,510)	--	74	270	4,358	(16,059)
--	(399,531)	(42,262)	--	--	--	(644,612)	(583,513)
156,309	--	--	13,092	2,092	1,768	2,164,161	1,860,849
--	--	--	--	1	7	1,061,532	1,061,532
91,276	--	--	--	--	--	170,648	183,280
247,585	--	--	13,092	2,093	1,775	3,396,341	3,105,661

Government of Saskatchewan - 2007-08 Public Accounts  85

Summary Financial Statements

Investment in Government Business Enterprises (continued)                                           Schedule 4

SaskEnergy Incorporated (SaskEnergy)

SaskEnergy promotes, transports, stores and distributes natural gas in Saskatchewan.

Saskatchewan Power Corporation (SaskPower)

SaskPower generates, purchases, transmits, distributes and sells electricity and related products and services.

Saskatchewan Telecommunications Holding Corporation (SaskTel)

SaskTel markets and supplies a range of voice, data, internet, wireless, text, image and entertainment products, systems and services. Through interconnection agreements, SaskTel is part of the national and global communications network.

Saskatchewan Government Insurance (SGI) and Saskatchewan Auto Fund (Auto Fund)

SGI’s competitive general insurance business, SGI CANADA, offers a comprehensive line of home, tenant, farm, automobile extension and commercial coverages.

The Auto Fund, the provincial compulsory vehicle insurance program, is administered by SGI on behalf of the Government. Any net assets of the Auto Fund are held on behalf of Saskatchewan’s motoring public and cannot be used for any other purpose.

Workers’ Compensation Board (Saskatchewan) (WCB)

WCB provides workers’ compensation insurance to Saskatchewan workers and employers. Any net assets of the WCB cannot be used for any other purpose.

Liquor and Gaming Authority (SLGA)

SLGA’s main functions are to control the manufacture and distribution of beverage alcohol throughout the Province, to oversee the licensing of all establishments selling alcohol in the Province and to maintain the integrity of all licensed gaming while ensuring maximum benefit to Saskatchewan charities.

Saskatchewan Gaming Corporation (SGC)

SGC manages and operates Casino Regina and Casino Moose Jaw.

Municipal Financing Corporation of Saskatchewan (MFC)

MFC assists municipalities in financing their capital requirements.

Saskatchewan Government Growth Fund Management Corporation (SGGF)

SGGF was a participant in the federal government’s Immigrant Investor Program to acquire lower cost capital for commercial investment in Saskatchewan. Investment funds were raised through seven subsidiary fund companies and are managed by Crown Capital Partners Inc., a fund manager. A significant number of subscribers have yet to complete their subscription requirements and the funds will require management by SGGF for at least the next three years.

86  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Other Investments		Schedule 5
As at March 31, 2008
(thousands of dollars)

	2008	2007
Equities
Subject to significant influence
Saskferco Products Inc.	134,708	127,714
Meadow Lake OSB Limited Partnership	28,734	32,460
NewGrade Energy Inc.	--	91,671
Big Sky Farms Inc.	--	29,318
Other	19,958	13,310
Other
Premium Brands Income Fund	10,759	11,347
HARO Financial Corporation	--	68,000
Other	72,430	56,390
	266,589	430,210
Bonds and debentures	150,252	101,632
Loans and advances	43,327	54,945
Pooled investment funds	33,874	33,201
Other	28,386	38,808
Total Other Investments	522,428	658,796

Equities

Equities include $224.7 million (2007 — $381.3 million) invested in shares of private companies and $41.9 million (2007 — $48.9 million) invested in Canadian and international equity markets for which the quoted market value is $63.9 million (2007 — $49.1 million).

Saskferco Products Inc. (Saskferco)

The Government owns 68.4 million Class B common shares equivalent to a 49.5 per cent voting interest in Saskferco, a nitrogen fertilizer plant in Belle Plaine.

Meadow Lake OSB Limited Partnership (ML OSB)

The Government is a limited partner in ML OSB, an oriented strand board facility near Meadow Lake. The Government holds a 25 per cent interest in ML OSB. The Government has issued options to purchase its units of ML OSB, which, if exercised, would reduce the Government’s interest to 6.8 per cent.

NewGrade Energy Inc. (NewGrade)

The Government sold its 50 per cent interest in NewGrade, a government business partnership. The sale was completed November 1, 2007 which resulted in net proceeds of $383.1 million, generating a gain on sale of $250.1 million.

Big Sky Farms Inc. (Big Sky)

During the year, the Government acquired a controlling interest in Big Sky and, accordingly, has proportionately consolidated 62.9 per cent of Big Sky, as disclosed in note 9.

Premium Brands Income Fund

The Government owns units in Premium Brands Income Fund with a quoted market value of $17.6 million (2007 — $11.5 million).

Government of Saskatchewan - 2007-08 Public Accounts  87

Summary Financial Statements

Other Investments (continued)                                                                                             Schedule 5

HARO Financial Corporation (HARO)

During the year, HARO sold its interest in Crown Life Insurance Company and paid all proceeds to the Government. The Government received net proceeds of $151.2 million representing a repayment of loan obligations of $15.6 million, interest earned on the loan obligation of $67.6 million and a reduction in the Government’s investment in HARO shares of $68 million.

Bonds and Debentures

Bonds and debentures include Government of Canada, provincial, municipal and corporate bonds having a market value of $152.3 million (2007 — $ 102.7 million).

Loans and Advances

Loans and advances include loan agreements between the Government and companies in which the Government holds shares. As part of the sale of HARO, the term loan of $15.6 million was repaid in full.

Pooled Investment Funds

Pooled investment funds represent the Government’s investment in units of various funds consisting primarily of debt and equities.

Other

Other investments include various fixed rate securities having a market value of $28.7 million (2007 — $39.1 million).

88  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Accounts Payable and Accrued Liabilities		Schedule 6
As at March 31, 2008
(thousands of dollars)

	2008	2007
		(Restated)
Transfers
Federal government	255,057	255,208
Other	257,675	262,013
Accrued salaries and benefits	386,972	356,137
Equalization and Canada Health and Social Transfer repayable to the federal
government	341,690	362,011
Supplier payments	300,831	273,478
Accrued interest	140,250	141,719
Other	87,532	88,586
Total Accounts Payable and Accrued Liabilities	1,770,007	1,739,152
Other Liabilities		Schedule 7
As at March 31, 2008
(thousands of dollars)

	2008	2007
		(Restated)

Environmental	88,185	32,300
Funds held on behalf of government business enterprises and others
Liquor and Gaming Authority	48,328	41,119
Other	39,453	46,993
Capital leases (note 6)	44,976	48,353
Other	100,751	49,118
Total Other Liabilities	321,693	217,883
Unearned Revenue		Schedule 8
As at March 31, 2008
(thousands of dollars)

	2008	2007

Housing contributions	126,768	138,597
Motor vehicle licensing fees	35,200	35,227
Health contributions	34,653	26,362
Crown mineral leases	20,480	17,198
Other	28,287	33,299
Total Unearned Revenue	245,388	250,683

Government of Saskatchewan - 2007-08 Public Accounts  89

Summary Financial Statements

Public Debt				Schedule 9
As at March 31, 2008
(thousands of dollars)

	2008			2007
	Gross	Sinking	Public	Public
	Debt[1]	Funds	Debt	Debt
		(schedule 10)
Government Service Organizations
General Revenue Fund[2]	7,818,371	(994,048)	6,824,323	7,244,938
Regional Health Authorities	81,285	--	81,285	84,154
Saskatchewan Crop Insurance Corporation	100,000	(27,842)	72,158	115,800
Saskatchewan Housing Corporation	95,151	(48,929)	46,222	49,786
Investment Saskatchewan Inc.	44,389	--	44,389	10,919
Saskatchewan Water Corporation	41,074	(956)	40,118	34,581
Saskatchewan Opportunities Corporation	31,844	--	31,844	18,000
Information Services Corporation of Saskatchewan	13,547	--	13,547	24,547
Other	2,058	--	2,058	2,563
Total Government Service Organizations[3]	8,227,719	(1,071,775)	7,155,944	7,585,288
Government Business Enterprises
Saskatchewan Power Corporation	2,445,583	(186,286)	2,259,297	2,400,753
SaskEnergy Incorporated	759,659	(43,050)	716,609	681,551
Saskatchewan Telecommunications Holding Corporation	354,690	(57,681)	297,009	316,343
Municipal Financing Corporation of Saskatchewan	26,230	(466)	25,764	22,001
Saskatchewan Gaming Corporation	24,210	--	24,210	28,708
Total Government Business Enterprises[4]	3,610,372	(287,483)	3,322,889	3,449,356
Public Debt[5]	11,838,091	(1,359,258)	10,478,833	11,034,644
[1]

The average effective interest rate on gross debt during 2007-08 was 6.8 per cent (2006-07 — 6.7 per cent) and includes the impact of foreign exchange and the amortization of any premiums or discounts associated with the debentures. The average term to maturity of gross debt is 11.4 years (2007 — 11.8 years).

Gross debt includes Canada Pension Plan debentures of $798.5 million (2007 — $851.4 million). These debentures are callable in whole or in part before maturity, on 30 days prior notice, at the option of the Minister of Finance of Saskatchewan.
[2]	General Revenue Fund public debt is shown net of $3,198.7 million (2007 — $3,316.5 million) reimbursable from government business enterprises and $195.7 million (2007 — $240.5 million) reimbursable from government service organizations.
[3]	Gross debt of government service organizations includes $134.1 million (2007 — $98.5 million) primarily secured by assets with a carrying value of $235.9 million (2007 — $134.2 million).
[4]	Schedule 4 provides information on government business enterprises as presented in their audited financial statements closest to March 31, 2008. Public debt of government business enterprises shown above has been adjusted to include transactions occurring from the audited financial statements to March 31, 2008 and to reverse market value adjustments on the sinking funds for the following government business enterprises:
	2008			2007
	Gross	Sinking	Public	Public
	Debt	Funds	Debt	Debt

Government Business Enterprises (schedule 4)	3,765,321	(337,114)	3,428,207	3,393,600
Saskatchewan Power Corporation	(120,023)	51,277	(68,746)	87,264
SaskEnergy Incorporated	(37,241)	(370)	(37,611)	(31,258)
Saskatchewan Telecommunications Holding Corporation	2,315	(1,273)	1,042	(1,884)
Municipal Financing Corporation of Saskatchewan	--	(3)	(3)	1,634
Total Government Business Enterprises	3,610,372	(287,483)	3,322,889	3,449,356

90  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Public Debt (continued)                                                                                                          Schedule 9

[5]

Public debt payable in U.S. dollars of 78.6 million (2007 — 91.7 million) has been restated to $80.8 million Canadian (2007 — $105.7 million) at the exchange rate in effect at March 31, 2008 of 1.0279 (2007 — 1.1529).

Debt principal payment requirements in each of the next five years and thereafter are as follows:

	2008			2007
	Government	Government
	Service	Business
Year of Maturity	Organizations	Enterprises	Total	Total

Short-term promissory notes	164,500	265,500	430,000	223,200
2007-08	--	--	--	884,188
2008-09	562,946	123,078	686,024	637,184
2009-10	896,839	51,330	948,169	949,870
2010-11	487,068	179,653	666,721	675,016
2011-12	271,722	6,501	278,223	479,660
2012-13	1,122,589	55,437	1,178,026	--
6-10 years	2,467,526	355,325	2,822,851	3,584,162
Thereafter	2,254,529	2,573,548	4,828,077	4,856,654
Gross debt[a]	8,227,719	3,610,372	11,838,091	12,289,934
Sinking funds	(1,071,775)	(287,483)	(1,359,258)	(1,255,290)
Public Debt	7,155,944	3,322,889	10,478,833	11,034,644
[a]	Gross debt includes debentures of $210.5 million (2007 — $210.5 million) that provide the holder with a choice of dates on which the debt matures. The year of maturity reflects the earliest possible date of maturity rather than the maximum term to maturity.

Government of Saskatchewan - 2007-08 Public Accounts  91

Summary Financial Statements

Sinking Funds					Schedule 10
As at March 31, 2008
(thousands of dollars)

	2007	2008
	Sinking				Currency	Sinking
	Funds	Contributions[1]	Earnings[2]	Redemptions[3]	Adjustment	Funds
Government Service Organizations
General Revenue Fund	903,091	67,893	45,858	--	(22,794)	994,048
Saskatchewan Housing Corporation	46,303	585	2,041	--	--	48,929
Saskatchewan Crop Insurance Corporation	--	27,400	442	--	--	27,842
Saskatchewan Water Corporation	389	537	30	--	--	956
Sinking Funds of Government Service Organizations	949,783	96,415	48,371	--	(22,794)	1,071,775
Government Business Enterprises
Saskatchewan Power Corporation	213,678	22,853	9,734	(59,979)	--	186,286
Saskatchewan Telecommunications Holding Corporation	52,031	3,266	2,384	--	--	57,681
SaskEnergy Incorporated	39,523	5,842	1,801	(4,116)	--	43,050
Municipal Financing Corporation of Saskatchewan	275	173	18	--	--	466
Sinking Funds of Government Business Enterprises	305,507	32,134	13,937	(64,095)	--	287,483
Total Sinking Funds[4]	1,255,290	128,549	62,308	(64,095)	(22,794)	1,359,258
[1]	Annual contributions, when established by Order in Council, are set at not less than 1.0 per cent of debentures outstanding. The aggregate amount of contributions estimated to be required in each of the next five fiscal years to meet sinking fund requirements are:

	Government	Government
	Service	Business
	Organizations[a]	Enterprises	Total

2008-09	73,196	30,884	104,080
2009-10	68,572	30,634	99,206
2010-11	62,612	30,634	93,246
2011-12	58,072	28,934	87,006
2012-13	56,359	28,934	85,293
	318,811	150,020	468,831
[a] Each year includes contributions of $1.0 million for U.S. dollar debt ($1.0 million Canadian).
[2]	Sinking fund earnings include losses on investment sales of $1.0 million (2007 — gains of $6.8 million).
[3]	The redemption value is based on the market value of the sinking fund units at the date of redemption.
[4]	The market value of total sinking funds is $1,418.5 million (2007 — $1,287.7 million).

Sinking fund assets have been invested as follows:

	2008	2007
Long-term investments in securities of:
Governments of other provinces; coupon interest range 4.2% to 8.75%; maturing in 3.8 to 36.9 years	641,605	455,015
Government of Saskatchewan; coupon interest range 4.3% to 10.3%; maturing in 1.8 to 32.2 years	441,676	432,662
Government of Canada; coupon interest range 4.0% to 5.8%; maturing in 4.7 to 25.2 years	26,093	195,903
Government of the United States; coupon interest 3.5%; maturing in 9.9 years	10,333	19,964
Cash, short-term investments and accrued interest[a]	239,551	151,746
Total Sinking Funds[b]	1,359,258	1,255,290
[a]	Cash, short-term investments and accrued interest are disclosed net of $0.9 million (2007 - $1.1 million) in liabilities.
[b]	Included in total sinking funds are U.S. dollar cash, investments and accrued interest converted to $201.9 million Canadian (2007 — $211.4 million) at the exchange rate in effect at March 31, 2008 of 1.0279 (2007 — 1.1529).

92  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Guaranteed Debt		Schedule 11
As at March 31, 2008
(thousands of dollars)

	2008	2007

The Farm Financial Stability Act
Breeder and Feeder associations	21,922	25,195
The Agricultural Credit Corporation of Saskatchewan Act
BSE Livestock Loan Guarantee Program	2,570	13,983
Other	8,910	23,373
Total Guaranteed Debt[1]	33,402	62,551
[1]	In addition to the amount shown, there is a contingent liability for interest accrued on these items.
Total guaranteed debt is net of a loss provision of $0.8 million (2007 — $5.0 million).

Breeder and Feeder Associations

The Government provides guarantees to lenders who make loans to production associations. The Government guarantees repayment of 25 per cent of the outstanding loan balance at the time of a first default on any advance, plus accrued interest as of the time that payment is to be made on the guarantee. Guarantees for each cattle association are limited to $6 million under the breeder option. Guarantees for each bison association are limited to $5 million under the feeder option and $6 million under the breeder option. Guarantees for each sheep association are limited to $4 million under both the breeder and feeder options.

BSE Livestock Loan Guarantee Program

The Government has guaranteed certain loans of livestock producers affected by export market restrictions on cattle. The loans are due in 2009.

Government of Saskatchewan - 2007-08 Public Accounts  93

Summary Financial Statements

Pension Liabilities					Schedule 12
As at March 31, 2008
(thousands of dollars)

	2008				2007
	TSP[1]	PSSP	Others	Total	Total
Accrued benefit obligation,
beginning of year	4,860,560	1,854,824	320,265	7,035,649	6,943,531
Current period benefit cost	51,839	18,227	4,685	74,751	81,889
Plan amendment	--	--	--	--	90,433
Interest cost	272,119	90,502	34,482	397,103	370,004
Actuarial losses (gains)	95,727	53,674	11,719	161,120	(2,595)
Joint defined benefit plan (SHEPP)[2]	--	--	(25,223)	(25,223)	(41,168)
Benefit payments	(298,865)	(107,790)	(21,958)	(428,613)	(406,445)
Accrued Benefit Obligation, End of Year	4,981,380	1,909,437	323,970	7,214,787	7,035,649
Plan assets, beginning of year	1,399,840	--	187,757	1,587,597	1,645,659
Return on plan assets	101,817	--	31,121	132,938	110,119
Employer contributions	33,400	103,082	5,349	141,831	220,592
Employee contributions	13,890	4,708	463	19,061	21,456
Plan expenses	(3,735)	--	(499)	(4,234)	(4,502)
Actuarial gains	183,376	--	4,701	188,077	718
Benefit payments	(298,865)	(107,790)	(21,958)	(428,613)	(406,445)
Plan Assets, End of Year[3]	1,429,723	--	206,934	1,636,657	1,587,597
	3,551,657	1,909,437	117,036	5,578,130	5,448,052
Unamortized estimation adjustments[4]	(362,000)	(120,805)	(7,518)	(490,323)	(763,585)
Total Pension Liabilities[5]	3,189,657	1,788,632	109,518	5,087,807	4,684,467

[1]	The TSP accrued benefit obligation includes a liability of $29.6 million (2007 — $32.0 million) relating to the TSP disability provision. The TSP’s actual rate of return on plan assets was 0.7 per cent (2007 — 13.3 per cent).
[2]	The joint defined benefit plan includes only the Government’s employer portion of the pension liability. At December 31, 2007, the SHEPP had a total accrued benefit obligation of $2,888.3 million (2006 — $2,676.8 million) and pension fund assets of $3,010.8 million (2006 — $2,697.1 million) at market related values and unamortized estimation adjustment gains of $68.1 million (2006 — $72.8 million). The market value of the pension fund investments was $3,075.4 million (2006 — $2,862.0 million). Of this amount 39.0 per cent (2006 — 34.2 per cent) was invested in fixed income securities and 56.3 per cent (2006 — 64.6 per cent) in equity investments. The Government and member contributions to the plan totalled $71.8 million (2006 — $69.6 million) and $70.0 million (2006 — $67.9 million) respectively. Benefit payments from the plan totalled $104.6 million (2006 — $91.8 million).
[3]	At March 31, 2008, the market value of defined benefit plan investments was $1,750.7 million (2007 — $1,994.4 million). Of this amount 42.6 per cent (2007 - 44.0 per cent) was invested in fixed income securities and 45.6 per cent (2007 — 45.2 per cent) in equity investments.
[4]	Unamortized estimation adjustments are amortized to pension expense over periods ranging from 3.7 to 6.6 years for the TSP, from 3.9 to 10.8 years for the PSSP, and from 4 to 12 years for the other plans. These represent the expected average remaining service life of active plan members at the time the estimation adjustments arose.
[5]	The total pension liabilities are based on the latest actuarial valuations extrapolated to March 31, 2008 for the defined benefit plans and December 31, 2007 for the joint defined benefit plan. Changes in assumptions can result in significantly higher or lower estimates of pension liabilities. A one percentage point decrease in the discount rate would result in a $613.2 million and $242.5 million increase in the pension liabilities for the TSP and the PSSP respectively, and a one percentage point increase would result in a $502.4 million and $200.5 million decrease in the pension liabilities for the TSP and the PSSP respectively.

94  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Tangible Capital Assets							Schedule 13
As at March 31, 2008
(thousands of dollars)

	2008							2007
	Land &	Buildings &	Machinery	Trans-	Office &
	Improve-	Improve-	&	portation	Information	Infra-
	ments	ments	Equipment	Equipment	Technology	structure	Total	Total
	3 years-
Estimated useful life	Indefinite	3-50 years	2-33 years	3-40 years	2-25 years	3-60 years

Opening Net Book Value of
Tangible Capital Assets[1]	193,448	1,481,356	243,371	176,278	122,853	1,895,671	4,112,977	3,964,885

Opening cost	212,171	2,688,239	875,897	281,775	347,347	3,522,543	7,927,972	7,578,082
Adjustment to cost (note 9)	1,509	47,892	48,280	--	--	8,196	105,877	--
Acquisitions	7,373	178,707	89,576	34,133	59,945	178,397	548,131	450,575
Write downs	(118)	(3,624)	(15,849)	(332)	(2,922)	(1,004)	(23,849)	(17,930)
Disposals	(419)	(13,591)	(9,068)	(8,081)	(5,645)	(25,269)	(62,073)	(82,755)
Closing cost[2]	220,516	2,897,623	988,836	307,495	398,725	3,682,863	8,496,058	7,927,972

Opening accumulated amortization	18,723	1,206,883	632,526	105,497	224,494	1,626,872	3,814,995	3,613,197
Adjustment to accumulated
amortization (note 9)	--	8,934	16,833	--	--	1,291	27,058	--
Annual amortization	2,224	97,031	59,464	17,586	39,743	100,593	316,641	285,385
Write downs	--	(17)	(12,356)	(214)	(2,250)	(170)	(15,007)	(16,734)
Disposals	(2)	(12,138)	(7,220)	(5,172)	(5,571)	(25,020)	(55,123)	(66,853)
Closing accumulated amortization	20,945	1,300,693	689,247	117,697	256,416	1,703,566	4,088,564	3,814,995

Closing Net Book Value of
Tangible Capital Assets[1]	199,571	1,596,930	299,589	189,798	142,309	1,979,297	4,407,494	4,112,977

[1]	Net book value of tangible capital assets does not include the following:
	•	works of art and historical treasures, such as the Legislative Building;
	•	items inherited by right of the Crown, such as Crown lands, forests, water and mineral resources, which are not recognized in these financial statements; and
	•	capital assets held by government business enterprises (schedule 4).
[2]	Closing cost includes work-in-progress of $301.9 million (2007 — $151.7 million).

Government of Saskatchewan - 2007-08 Public Accounts  95

Summary Financial Statements

Revenue		Schedule 14
For the Year Ended March 31, 2008
(thousands of dollars)

	2008	2007
Taxation
Individual income	1,938,258	1,668,538
Sales	995,995	1,079,794
Corporation income	673,641	554,001
Corporation capital	430,604	513,458
Fuel	406,434	383,576
Tobacco	190,412	190,334
Other	99,549	96,056
Total Taxation	4,734,893	4,485,757

Non-renewable Resources
Oil	1,665,267	1,318,852
Potash	432,770	161,729
Natural gas	133,780	165,131
Other	93,299	48,540
Total Non-renewable Resources	2,325,116	1,694,252

Other Own-source Revenue
Fees
Health care	148,866	124,269
Motor vehicle licensing	140,631	138,908
Subsidized housing rental	95,579	84,419
Other	461,495	375,103
Investment income
Gain on sale of other investments (schedule 18)	264,494	5,114
Interest and dividends	229,428	163,540
Earnings from equities (schedule 18)	74,731	97,726
Insurance	141,720	108,135
Other	363,583	333,781
Total Other Own-source Revenue	1,920,527	1,430,995
Total Own-source Revenue	8,980,536	7,611,004

Transfers from the Federal Government
Canada Health Transfer	739,648	716,775
Canada Social Transfer	325,098	323,599
Equalization	226,146	12,723
Crop insurance contributions	104,703	76,110
Housing subsidy	78,850	69,762
Other	332,886	353,121
Total Transfers from the Federal Government	1,807,331	1,552,090
Total Revenue	10,787,867	9,163,094

96  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Debt Charges		Schedule 15
For the Year Ended March 31, 2008
(thousands of dollars)

	2008	2007
		(Restated)

Total interest costs	1,063,845	1,064,232
Interest reimbursed from government business enterprises	(252,740)	(257,214)
Net foreign exchange loss	1,598	2,787
Other costs	5,886	6,870
Total Debt Charges	818,589	816,675

Expense by Object		Schedule 16
For the Year Ended March 31, 2008
(thousands of dollars)

	2008	2007

Transfers	3,942,638	3,787,818
Salaries and benefits	3,030,430	2,856,070
Operating costs	1,394,608	1,279,478
Debt charges (schedule 15)	818,589	816,675
Amortization of tangible capital assets (schedule 13)	316,641	285,385
Other	355,227	265,009
Total Expense	9,858,133	9,290,435

Government of Saskatchewan - 2007-08 Public Accounts  97

Summary Financial Statements

Comparison of Estimated to Actual Results			Schedule 17
For the Year Ended March 31, 2008
(thousands of dollars)

	2008		2007
	Estimated[1]	Actual[1]	Actual
Treasury Board Organizations
General Revenue Fund	75,000	641,435	292,704
Fiscal Stabilization Fund	(509,872)	641,434	--
Saskatchewan Infrastructure Fund	(45,558)	--	105,090
Other Treasury Board Organizations[2]	(286,719)	(173,358)	(97,363)
	(767,149)	1,109,511	300,431
CIC Board Organizations[2]	102,069	517,802	237,252
	(665,080)	1,627,313	537,683
Not-for-Profit Insurance Organizations	(36,177)	245,987	36,265
Surplus (Deficit)	(701,257)	1,873,300	573,948
[1] Presented on the basis of the summary financial budget, which is included in the Provincial Budget.
[2] Net of dividends paid to other government organizations.

Gains and Losses on Other Investments			Schedule 18
For the Year Ended March 31, 2008
(thousands of dollars)

		2008	2007
Earnings (Losses) from Equities
NewGrade Energy Inc.[1]		41,371	79,844
Saskferco Products Inc.		38,935	15,136
Other		(5,575)	2,746
		74,731	97,726
Gain on sale of other investments
NewGrade Energy Inc.		250,091	--
Centennial Foods		14,403	--
Other		--	5,114
		264,494	5,114
(Provision for) recovery of loss		(7,870)	21,322
Net Gain on Other Investments		331,355	124,162
[1] Net of purchase premium amortization of $1.7 million (2007 - $1.7 million).

98  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Other Non-cash Items Included in Surplus		Schedule 19
For the Year Ended March 31, 2008
(thousands of dollars)

	2008	2007

Amortization of tangible capital assets (schedule 13)	316,641	285,385
Write downs of tangible capital assets (schedule 13)	8,842	1,196
Amortization of foreign exchange loss (schedule 15)	1,598	2,787
Net (gain) loss on disposal of tangible capital assets	(4,027)	8,713
Net reduction to provision for loss on loans receivable (schedule 3)	(9,362)	(4,544)
Earnings retained in sinking funds (schedule 10)	(48,371)	(48,054)
Net gain on other investments (schedule 18)	(331,355)	(124,162)
Total Other Non-cash Items Included in Surplus	(66,034)	121,321
Net Change in Non-cash Operating Activities		Schedule 20
For the Year Ended March 31, 2008
(thousands of dollars)

	2008	2007

Increase in accounts receivable	(53,289)	(66,195)
(Increase) decrease in inventories held for resale	(21,644)	101
Decrease in deferred charges	4,414	6,607
Increase in accounts payable and accrued liabilities	30,855	92,674
(Decrease) increase in unearned revenue	(5,295)	8,911
Increase in pension liabilities	403,340	372,481
Increase in prepaid expenses	(4,584)	(2,908)
Increase in inventories held for consumption	(12,344)	(10,045)
Net Change in Non-cash Operating Activities	341,453	401,626

Government of Saskatchewan - 2007-08 Public Accounts  99

Summary Financial Statements

Segment Disclosure
For the Year Ended March 31, 2008
(thousands of dollars)

	Treasury Board Organizations
	2008	2007
Revenue
Taxation	4,734,893	4,485,757
Non-renewable resources	2,325,116	1,694,252
Transfers from government organizations	200,000	167,000
Other own-source revenue	1,177,844	1,021,006
Transfers from the federal government	1,702,628	1,475,980
Total Revenue (schedule 14)	10,140,481	8,843,995

Expense
Agriculture	333,355	389,997
Community development	352,395	318,514
Debt charges (schedule 15)	812,737	807,022
Economic development	195,894	132,721
Education	1,787,008	1,691,705
Environment and natural resources	197,084	199,836
Health	3,650,982	3,345,167
Protection of persons and property	394,777	362,214
Social services and assistance	899,963	842,648
Transportation	390,102	347,320
Other	458,486	511,355
Total Expense (schedule 16)	9,472,783	8,948,499
Surplus (deficit) from government service organizations	667,698	(104,504)
Income from government business enterprises (schedule 4)	441,813	404,935
Surplus (schedule 17)	1,109,511	300,431

The Summary financial statements segments are based on the accountability and control relationships between the Government and the various organizations within the government reporting entity.

Treasury Board organizations include the General Revenue Fund, Fiscal Stabilization Fund, Saskatchewan Infrastructure Fund and organizations such as Regional Health Authorities and Liquor and Gaming Authority.

CIC Board organizations are agencies that are responsible to the Crown Investment Corporation of Saskatchewan (CIC) and include organizations such as Saskatchewan Power Corporation, Saskatchewan Telecommunications Holding Corporation and Investment Saskatchewan Inc.

Not-for-profit insurance organizations are intended to be actuarially sound over the long-term. They typically adjust their rates to break even over the longer term and include Saskatchewan Auto Fund, Saskatchewan Crop Insurance Corporation, Crop Reinsurance Fund of Saskatchewan and Workers’ Compensation Board (Saskatchewan).

Schedule 22 lists the organizations included in each segment.

100  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

						Schedule 21

CIC Board Organizations		Not-for-Profit Insurance Organizations		Eliminations
2008	2007	2008	2007	2008	2007	2008	2007

--	--	--	--	--	--	4,734,893	4,485,757
--	--	--	--	--	--	2,325,116	1,694,252
--	--	108,023	86,237	(308,023)	(253,237)	--	--
624,091	321,794	118,592	88,195	--	--	1,920,527	1,430,995
--	--	104,703	76,110	--	--	1,807,331	1,552,090
624,091	321,794	331,318	250,542	(308,023)	(253,237)	10,787,867	9,163,094

46,383	--	243,188	228,475	(102,526)	(81,757)	520,400	536,715
--	--	--	--	--	--	352,395	318,514
6,550	7,930	4,799	6,203	(5,497)	(4,480)	818,589	816,675
62,267	90,663	--	--	--	--	258,161	223,384
--	--	--	--	--	--	1,787,008	1,691,705
43,320	17,031	--	--	--	--	240,404	216,867
--	--	--	--	--	--	3,650,982	3,345,167
38,714	37,382	--	--	--	--	433,491	399,596
--	--	--	--	--	--	899,963	842,648
23,228	21,116	--	--	--	--	413,330	368,436
24,924	19,373	--	--	--	--	483,410	530,728
245,386	193,495	247,987	234,678	(108,023)	(86,237)	9,858,133	9,290,435
378,705	128,299	83,331	15,864	(200,000)	(167,000)	929,734	(127,341)
339,097	275,953	162,656	20,401	--	--	943,566	701,289
717,802	404,252	245,987	36,265	(200,000)	(167,000)	1,873,300	573,948

Government of Saskatchewan - 2007-08 Public Accounts  101

Summary Financial Statements

Government Reporting Entity                                                                                                                                      Schedule 22

For the Year Ended March 31, 2008

Government Service Organizations (Consolidated)
Agricultural Credit Corporation of Saskatchewan	Prairie West Regional College
Agricultural Implements Board	Southeast Regional College
Agri-Food Innovation Fund	Regional Health Authorities
Beef Development Board	Cypress Regional Health Authority
Board of Governors, Uranium City Hospital	Five Hills Regional Health Authority
Cattle Marketing Deductions Fund	Heartland Regional Health Authority
Century Plaza Properties [1]	Keewatin Yatthé Regional Health Authority
CIC Apex Equity Holdco Ltd. 4c 5a	Kelsey Trail Regional Health Authority
CIC Economic Holdco Ltd. 4c 5a	Mamawetan Churchill River Regional Health Authority
Commercial Revolving Fund	Prairie North Regional Health Authority
Community Initiatives Fund	Prince Albert Parkland Regional Health Authority
Correctional Facilities Industries Revolving Fund	Regina Qu'Appelle Regional Health Authority
Crop Reinsurance Fund of Saskatchewan 5b	Saskatoon Regional Health Authority
Crown Investments Corporation of Saskatchewan	Sun Country Regional Health Authority
(non-consolidated) 4c 5a	Sunrise Regional Health Authority
Extended Health Care Plan for Certain Other Employees 4c	Resource Protection and Development Revolving Fund
First Nations and Métis Fund Inc. 4c 5a	Saskatchewan Agricultural Stabilization Fund
Fiscal Stabilization Fund	Saskatchewan Apprenticeship and Trade Certification Commission 4a
Fish and Wildlife Development Fund	Saskatchewan Archives Board
General Revenue Fund	Saskatchewan Arts Board
Government House Foundation	Saskatchewan Association of Health Organizations
Gradworks Inc. 4c 5a	Saskatchewan Cancer Agency
Health Quality Council	Saskatchewan Centre of the Arts Fund
Horned Cattle Fund	Saskatchewan Communications Network Corporation
Individual Cattle Feeder Loan Guarantee Provincial Assurance Fund	Saskatchewan Crop Insurance Corporation 5b
Information Services Corporation of Saskatchewan 4c 5a	Saskatchewan Development Fund Corporation 4c 5a
Institutional Control Monitoring and Maintenance Fund [1]	Saskatchewan Grain Car Corporation 4b
Institutional Control Unforeseen Events Fund [1]	Saskatchewan Health Information Network
Investment Saskatchewan Inc. 4c 5a	Saskatchewan Health Research Foundation
Law Reform Commission of Saskatchewan	Saskatchewan Heritage Foundation
Livestock Services Revolving Fund	Saskatchewan Housing Corporation 4c
Milk Control Board 4c	Saskatchewan Impaired Driver Treatment Centre Board of Governors 3b
Mistik Forest Management Trust [2]	Saskatchewan Infrastructure Fund
North Sask Laundry and Support Services Ltd.	Saskatchewan Institute of Applied Science and Technology 4a
Northern Revenue Sharing Trust Account 4c	Saskatchewan Labour Market Commission [2]
Oil and Gas Orphan Fund 3a	Saskatchewan Legal Aid Commission
Operator Certification Board	Saskatchewan Lotteries Trust Fund for Sport, Culture and Recreation
Pastures Revolving Fund	Saskatchewan Opportunities Corporation 4c 5a
Prairie Agricultural Machinery Institute	Saskatchewan Research Council
Public Employees Benefits Agency Revolving Fund	Saskatchewan Snowmobile Fund
Public Employees Dental Fund 4c	Saskatchewan Student Aid Fund
Public Employees Disability Income Fund 4c	Saskatchewan Transportation Company 4c 5a
Public Employees Group Life Insurance Fund 4c	Saskatchewan Water Corporation 4c 5a
Queen’s Printer Revolving Fund	Saskatchewan Watershed Authority
Regional Colleges 4a	Saskatchewan Western Development Museum
Carlton Trail Regional College	Sask911 Account
Cumberland Regional College	Technology Supported Learning Revolving Fund
Cypress Hills Regional College	Training Completions Fund
Northlands College	Transportation Partnerships Fund
North West Regional College	Victims’ Fund
Parkland Regional College	Water Appeal Board

102  Government of Saskatchewan - 2007-08 Public Accounts

Summary Financial Statements

Government Reporting Entity (continued)                                                                                                                    Schedule 22

Government Business Enterprises (Modified Equity)
Liquor and Gaming Authority
Municipal Financing Corporation of Saskatchewan 4c
Saskatchewan Auto Fund 4c 5b
Saskatchewan Gaming Corporation
Saskatchewan Government Growth Fund Management Corporation 4c 5a
Saskatchewan Government Insurance 4c 5a
Saskatchewan Power Corporation 4c 5a
Saskatchewan Telecommunications Holding Corporation 4c 5a
SaskEnergy Incorporated 4c 5a
Workers’ Compensation Board (Saskatchewan) 4c 5b

[1]	Organization established during 2007-08.
[2]	Organization determined to be part of the government reporting entity during 2007-08.
[3]	Name changed during 2007-08 from: [a] Oil and Gas Environmental Fund; [b] St. Louis Alcoholism Rehabilitation Centre.
[4]	The year-ends of certain organizations differ from March 31, 2008: [a] June 2007; [b] July 2007; [c] December 2007.
[5]	For segment disclosure (schedule 21) certain organizations are classified into categories other than Treasury Board Organizations as follows: [a] CIC Board Organizations; [b] Not-for-Profit Insurance Organizations.

Government of Saskatchewan - 2007-08 Public Accounts  103

Supplementary Information (unaudited)

Supplementary Information

Fiscal Stabilization Fund
Schedule of Transfers and Accumulated Balance
For the Year Ended March 31, 2008
(thousands of dollars)

	2008		2007
	Budget	Actual	Actual

Balance, beginning of year	887,500	887,500	887,500
Transfer from (to) the General Revenue Fund	(509,872)	641,434	--
Balance, End of Year	377,628	1,528,934	887,500

The Fiscal Stabilization Fund (Fund) was established April 1, 2000, by The Fiscal Stabilization Fund Act. Its purpose is to stabilize the fiscal position of the Government to facilitate long-term planning. Stabilization occurs through transfers between the Fund and the General Revenue Fund (GRF), as approved from time to time by Treasury Board.

Transfers to the Fund from the GRF are statutory disbursements. Amounts transferred to the GRF from the Fund are available for expenses subsequent to receiving required approval from the Legislative Assembly.

The Fund balance is invested in temporary investments that generally carry a term of less than 90 days. At March 31, 2008, these investments had an average effective interest rate of 3.56 per cent. For the year ended March 31, 2008, the Fund’s investments earned a return of 4.34 per cent.

In accordance with The Fiscal Stabilization Fund Act, all earnings on the Fund’s investments are credited to the GRF. For 2007-08, this amount was $38.7 million.

On May 14, 2008, the balance of the Fund was transferred to the Growth and Financial Security Fund in accordance with the provisions of The Growth and Financial Security Act.

Government of Saskatchewan - 2007-08 Public Accounts  107

Supplementary Information

Saskatchewan Infrastructure Fund
Schedule of Transfers and Accumulated Balance
For the Year Ended March 31, 2008
(thousands of dollars)

	2007	2008
	Balance	Transfers	Transfers	Balance
	at March 31	from the GRF	to the GRF	at March 31

Building Communities Program	87,913	--	--	87,913
Municipal Infrastructure	17,177	--	--	17,177
Balance, End of Year	105,090	--	--	105,090

The Saskatchewan Infrastructure Fund (Fund) was established December 6, 2006, by The Infrastructure Fund Act. Its purpose is to provide moneys that may be used to support the provision and maintenance of infrastructure in Saskatchewan. This occurs through transfers between the Fund and the General Revenue Fund (GRF), as approved from time to time by Treasury Board.

Transfers to the Fund from the GRF are attached to a specific purpose. Amounts transferred to the GRF from the Fund are allocated through a legislated appropriation. Transfers to/from the Fund are recorded as expenses/revenues of the GRF.

The Fund balance is invested in temporary investments that generally carry a term of less than 90 days. At March 31, 2008, these investments had an average effective interest rate of 3.41 per cent. For the year ended March 31, 2008, the Fund’s investments earned a return of 4.46 per cent.

In accordance with The Infrastructure Fund Act, all earnings on the Fund’s investments are credited to the GRF. For 2007-08, this amount was $4.6 million.

The budget for the Fund was as follows:

	2007	2008
	Balance	Transfers	Transfers	Balance
	at March 31	from the GRF	to the GRF	at March 31

Building Communities Program	83,400	(40,000)	--	43,400
Municipal Infrastructure	14,514	(5,558)	--	8,956
Balance, End of Year	97,914	(45,558)	--	52,356

On May 14, 2008, the balance in the Fund was transferred to the Growth and Financial Security Fund in accordance with the provisions of The Growth and Financial Security Act.

108  Government of Saskatchewan - 2007-08 Public Accounts

Supplementary Information

Road-use Fuel Tax Accountability
Statement of Revenue and Expenditure
For the year ended March 31, 2008
(millions of dollars)

2008
Road-use Fuel Tax Revenue
Total fuel tax collected pursuant to The Fuel Tax Act, 2000	424.7
Less fuel tax collected respecting:
Locomotive fuel	(35.)
Propane	(8.6)
Aviation fuel used to operate an aircraft	(1.2)
Rebates, refunds, credits, and commissions pursuant to The Fuel Tax Act, 2000
or The Revenue and Financial Services Act	(18.3)
Grants paid pursuant to The Ethanol Fuel (Grants) Regulations	(20.9)
Total Road-use Fuel Tax Revenue	340.5
Provincial Transportation Expenditure
Total expenditure by the Ministry of Highways and Infrastructure	448.3
Less:
Expenditure attributed to constructing, operating, preserving or maintaining airports	(2.7)
Ministry expenditure on executive management	(1.0)
Amounts received from the Government of Canada for constructing, operating,
preserving or maintaining transportation systems and infrastructure for motor vehicles	(10.2)
Total Provincial Transportation Expenditure[1]	434.4
Excess Expenditure over Revenue	(93.9)
Cumulative Expenditure over Revenue (Since 2007-08)	(93.9)

[1]	Total provincial transportation expenditure is defined by The Fuel Tax Accountability Act as total moneys expended, for the fiscal year, by the ministry responsible for The Highways and Transportation Act less moneys specifically expended on airports, executive management and amounts received from the Government of Canada for constructing, operating, preserving or maintaining transportation systems and infrastructure for motor vehicles.

The Road-use Fuel Tax Accountability report is required by Section 18.1(1) of The Financial Administration Act for the year ended March 31, 2008.

Government of Saskatchewan - 2007-08 Public Accounts  109

Supplementary Information

General Revenue Fund - Public Issue Debentures
As at March 31, 2008
(dollars)

		Interest						Equity of	Sinking Fund
Date of	Date of	Rate	Interest		Purpose of	Amount	Total Issue	Applicable	Contribution
Issue	Maturity	%	Payments	Currency	Issue	Outstanding	Outstanding	Sinking Fund	2007-08

Nov. 28/97	May 28/08	5.50	Semiannual	Can.	GRF	20,000,000	20,000,000	2,857,733	200,000
(Canadian medium term note; Non-callable; This book-based note is held in the Canadian Depository for Securities)

Feb. 26/98	June 2/08	5.50	Semiannual	Can.	GRF	368,500,000
					SaskEnergy	25,000,000
					Sask Housing	6,500,000	400,000,000	55,212,996	4,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

July 15/03	July 15/08	4.20	Annual	Can.	GRF	19,434,100	19,434,100	–	–
(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder; The Province reserves the right to increase the interest rate after July 14, 2004; Payable at any
Saskatchewan branch of a chartered bank, trust company and the Credit
Union Central of Saskatchewan)

Sept. 24/03	Sept. 5/08	3.90-5.75	Semiannual	Can.	Sask Crop	50,000,000	50,000,000	–	–

(Canadian medium term note; Extendible at the option of the holder to September 5, 2033; This note pays interest at 3.90% to September 5, 2008, and 5.75% thereafter; This book-based note is held in the Canadian Depository for Securities)

Feb. 13/02	Feb. 13/09	5.05-6.30	Semiannual	Can.	Sask Housing	24,500,000
					GRF	5,500,000	30,000,000	29,604,222	673,750

(Canadian medium term note; Extendible at the option of the holder to February 13, 2032; This note pays interest at 5.05% to February 13, 2009, and 6.30% thereafter; This book-based note is held in the Canadian Depository for Securities)

Aug. 3/04	June 17/09	4.00-5.50	Semiannual	Can.	GRF	26,000,000	26,000,000	862,380	260,000

(Canadian medium term note; Extendible at the option of the holder to June 17, 2009, this note matures on June 17, 2019; This note pays interest of 4.00% to June 17, 2009 and 5.50% thereafter; This book- based note is held in the Canadian Depository for Securities)

July 15/04	July 15/09	4.20	Annual	Can.	GRF	4,333,000	4,333,000	–	–

(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder; The Province reserves the right to increase the interest rate after July 14, 2005; Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

Sept. 24/02	Sept. 24/09	4.75	Annual	Can.	GRF	195,500,000
					Sask Crop	50,000,000
					Sask Water	4,500,000	250,000,000	27,842,041	27,400,000
(Euro medium term note; Non-callable; Payable in London)

Nov. 12/99	Nov. 12/09	6.50	Semiannual	Can.	GRF	250,000,000	250,000,000	25,728,844	2,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Jan. 18/90	Jan. 18/10	10.00	Semiannual	Can.	GRF	300,000,000	300,000,000	110,998,108	3,000,000
(Non-callable; Payable at any Canadian branch of the Royal Bank of Canada)

July 15/05	July 15/10	4.20	Annual	Can.	GRF	9,376,200	9,376,200	–	–

(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder;  The Province reserves the right to increase the interest after July 14, 2006;  Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

110  Government of Saskatchewan - 2007-08 Public Accounts

Supplementary Information

General Revenue Fund - Public Issue Debentures (continued)

		Interest							Equity of		Sinking Fund
Date of	Date of	Rate	Interest		Purpose of	Amount		Total Issue	Applicable		Contribution
Issue	Maturity	%	Payments	Currency	Issue	Outstanding		Outstanding	Sinking Fund		2007-08

Sept. 1/00	Sept. 1/10	6.15	Semiannual	Can.	GRF	380,000,000
					SaskTel	90,000,000
					SaskEnergy	80,000,000		550,000,000	48,383,942		5,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

July 15/06	July 15/11	4.20	Annual	Can.	GRF	55,301,200		55,301,200	–		–

(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder; The Province reserves the right to increase the interest rate after July 14, 2007; Payable at any Saskatchewan branch of a chartered bank, trust company and the Credit Union Central of Saskatchewan)

June 10/03	Sept. 5/11	4.75-5.80	Semiannual	Can.	GRF	104,500,000		104,500,000	6,798,782		1,045,000

(Canadian medium term note; Extendible at the option of the holder to September 5, 2033; This note pays interest at 4.75% to September 5, 2011, and 5.80% thereafter; This book-based note is held in the Canadian Depository for Securities)

July 15/07	July 15/12	4.20	Annual	Can.	GRF	183,497,100		183,497,100	–		–

(Savings Bond; Redeemable annually at the option of the holder or any time on the death of the holder; The Province reserves the right to increase the interest rate after July 14, 2008; Payable at any Saskatchewan branch of a  chartered bank, trust company and the Credit Union Central of Saskatchewan)

Sept. 20/02	Dec. 3/12	5.25	Semiannual	Can.	GRF	300,000,000
					SaskEnergy	50,000,000		350,000,000	20,155,265		3,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Feb. 2/93	Feb. 1/13	7.613	Semiannual	Can.	GRF	568,212,000		568,212,000	130,759,190		5,682,120
(The original 8% 400,000,000 U.S. dollar debentures have been swapped into Canadian dollars at an interest rate of 7.613%; Non-callable; Payable in New York)
June 17/03	June 17/13	4.75	Annual	Can.	GRF	195,000,000
					MFC	5,000,000		200,000,000	9,188,468		2,000,000
(Euro medium term note; Non-callable; Payable in London)

July 20/93	July 15/13	7.375	Semiannual	U.S.	GRF	50,000,000	*		44,168,684	*	–
		7.809		Can.	Sask Power	97,147,500
		7.753		Can.	GRF	228,639,500		375,787,000	35,183,503		3,907,900

(175,000,000 U.S. dollars of the GRF's 225,000,000 U.S. dollar share of the 7.375% debenture issue has been swapped into Canadian dollars at an interest rate of 7.753%. Interest payments on the remaining 50,000,000 U.S. dollars have been swapped into Canadian dollars at an interest rate of 7.912%; Sask Power's 75,000,000 U.S. dollar share of the 7.375% debenture issue has been swapped into Canadian dollars at an interest rate of 7.809%; Non-callable; Payable in New York)

Sept. 30/03	Dec. 3/13	4.90	Semiannual	Can.	GRF	200,000,000		200,000,000	8,889,857		2,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)
March 14/91	April 10/14	10.25	Semiannual	Can.	GRF	583,916,000		583,916,000	182,699,759		5,839,160
(Non-callable; Payable at any Canadian branch of the Royal Bank of Canada)
June 22/04	June 3/14	5.25	Semiannual	Can.	GRF	250,000,000
					SaskEnergy	50,000,000		300,000,000	9,950,545		3,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)
Dec. 1/65	Dec. 1/15	5.125	Semiannual	Can.	GRF	775,564
					U. of S.	216,995		992,559	–		–
(Payable in blended semi-annual payments of principal and interest totalling $76,399.60; Payable in whole or in part any time prior to December 1, 2015, without penalty; Payable in Ottawa)

Government of Saskatchewan - 2007-08 Public Accounts  111

Supplementary Information

General Revenue Fund - Public Issue Debentures (continued)

		Interest							Equity of		Sinking Fund
Date of	Date of	Rate	Interest		Purpose of	Amount		Total Issue	Applicable		Contribution
Issue	Maturity	%	Payments	Currency	Issue	Outstanding		Outstanding	Sinking Fund		2007-08

June 3/05	Dec. 3/15	4.25	Semiannual	Can.	GRF	145,000,000
					SaskEnergy	50,000,000
					MFC	5,000,000		200,000,000	6,425,261		2,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)
Nov.15/05	Jan. 15/16	4.305	Semiannual	Can.	GRF	274,654,700		274,654,700	5,702,123		2,746,575
(The original 2.125% 300,000,000 Swiss Franc debentures have been swapped into Canadian dollars at an interest rate of 4.305%; Non-callable;
Payable in Zurich)

Aug. 23/06	Aug. 23/16	4.50	Semiannual	Can.	GRF	300,000,000		300,000,000	3,111,676		3,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Sept. 17/96	Sept. 17/16	7.93	Semiannual	Can.	Sask Water	1,009,000
					GRF	11,394,000		12,403,000	–		–
(Canadian medium term serial note; Payable in annual instalments;
Non-callable; Payable in Regina)

Sept. 5/07	Sept. 5/17	4.65	Semiannual	Can	GRF	160,000,000
					SaskEnergy	40,000,000		200,000,000	–		–
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

June 17/04	June 17/19	5.50	Semiannual	Can.	GRF	33,000,000		33,000,000	1,094,560		330,000
(Canadian medium term note; After June 17, 2014, this note pays interest at the three month bankers' acceptance rate less 0.245%; Non-callable;
This book-based note is held in the Canadian Depository for Securities)

Dec. 20/90	Dec. 15/20	9.375	Semiannual	U.S.	GRF	45,000,000	*		28,859,933	*	–
		9.653		Can.	GRF	65,972,500
		10.08		Can.	SaskTel	126,600,000
		9.965		Can.	Sask Power	128,797,500		366,370,000	54,995,383		3,753,500
(55,000,000 U.S. dollars of the GRF's 100,000,000 U.S. dollars share of the
9.375% debenture issue has been swapped into Canadian dollars at an interest rate of 9.653%. Interest payments on the remaining 45,000,000 U.S.
dollars have been swapped into Canadian dollars at an interest rate of
9.653%. SaskTel's 100,000,000 U.S. dollars share of the 9.375% debenture issue has been swapped into Canadian dollars at an interest rate of 10.08%;
Sask Power's 100,000,000 U.S. dollars share of the 9.375% debenture issue has been swapped into Canadian dollars at an interest rate of 9.965%;
Non-callable; Payable in New York)

Feb. 26/91	Feb. 15/21	9.254	Semiannual	Can.	GRF	147,600,000			7,814,485		2,460,000
		9.125		U.S.	GRF	80,000,000	*	227,600,000	56,902,117	*	–
(120,000,000 U.S. dollars of this debenture issue has been swapped into
Canadian dollars at an interest rate of 9.254%. Interest payments on the remaining 80,000,000 U.S. dollars have been swapped into Canadian dollars at an interest rate of 9.254%; Non-callable; Payable in New York)

Feb. 4/92	Feb. 4/22	9.60	Semiannual	Can.	Sask Power	240,000,000
					GRF	15,000,000		255,000,000	70,742,552		2,550,000
(Non-callable; Payable at any Canadian branch of the Royal Bank of
Canada)

July 21/92	July 15/22	8.50	Semiannual	U.S.	GRF	100,000,000	*		66,448,282	*	1,071,700	**
		8.942		Can.	Sask Power	256,320,000		356,320,000	16,746,753		2,563,200
(Interest payments on the GRF's 100,000,000 U.S. dollar share of the 8.50%
debenture issue have been swapped into Canadian dollars at an interest rate of 8.497%; Sask Power's 200,000,000 U.S. dollar share of the 8.50%
debenture issue has been swapped into Canadian dollars at an interest rate of 8.942%; Non-callable; Payable in New York)

112  Government of Saskatchewan - 2007-08 Public Accounts

Supplementary Information

General Revenue Fund - Public Issue Debentures (continued)

		Interest							Equity of		Sinking Fund
Date of	Date of	Rate	Interest		Purpose of	Amount	Total Issue		Applicable		Contribution
Issue	Maturity	%	Payments	Currency	Issue	Outstanding	Outstanding		Sinking Fund		2007-08

May 30/95	May 30/25	8.75	Semiannual	Can.	Sask Power	100,000,000
					SaskEnergy	75,000,000	175,000,000		32,936,690		1,750,000
(Non-callable; Payable at any Canadian branch of the Royal Bank of
Canada)

Dec. 4/98	March 5/29	5.75	Semiannual	Can.	GRF	250,000,000
					SaskTel	75,000,000
					SaskEnergy	25,000,000	350,000,000		36,891,636		3,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

March 24/99	March 5/29	5.60	Semiannual	Can.	SaskTel	35,000,000
					SaskEnergy	25,000,000	60,000,000		1,234,320		600,000
(Canadian medium term note; Non-callable; This book-based note is held in the
Canadian Depository for Securities)

Feb. 17/00	Jan. 25/30	6.25	Semiannual	Can.	GRF	25,000,000	25,000,000		2,541,483		250,000
(Canadian medium term note; Non-callable; This book-based note is held in the Canadian Depository for Securities)

Jan. 25/00	Jan. 25/30	6.35	Semiannual	Can.	GRF	199,995,000	199,995,000		19,538,596		2,000,000
(Canadian medium term note; This book-based note is held in the Canadian
Depository for Securities)

Dec. 10/01	Sept. 5/31	6.40	Semiannual	Can.	GRF	190,000,000
					Sask Power	300,000,000
					SaskEnergy	60,000,000	550,000,000		38,624,980		5,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

May 12/03	Sept. 5/33	5.80	Semiannual	Can.	GRF	150,000,000
					Sask Power	300,000,000	450,000,000		20,375,617		4,500,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Aug. 12/04	Sept. 5/35	5.60	Semiannual	Can.	GRF	200,000,000
					Sask Power	200,000,000	400,000,000		13,076,595		4,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Feb. 15/05	March 5/37	5.00	Semiannual	Can.	SaskEnergy	25,000,000
					Sask Power	400,000,000	425,000,000		12,340,368		4,250,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

May 26/06	June 1/40	4.75	Semiannual	Can.	GRF	500,000,000
					Sask Power	100,000,000	600,000,000		2,077,418		2,000,000
(Non-callable; This book-based note is held in the Canadian Depository for Securities)

Sept. 16/02	Sept. 5/42	5.70	Semiannual	Can.	GRF	50,000,000	50,000,000		2,930,233		500,000
(Canadian medium term note; Non-callable; This book-based note is held in the Canadian Depository for Securities)

Adjustment							7,672,500	*	5,478,975	*	–
Total							10,349,364,359		1,256,174,355		119,832,905

*	Adjustment to reflect conversion of debentures and related sinking funds quoted in foreign currencies to Canadian dollars using the exchange rate in effect at March 31, 2008 (U.S. $1.0279)
**	Sinking fund contributions to U.S. dollar sinking funds are made in U.S. dollars. Contributions for general government purposes are shown at the cost in Canadian dollars to purchase U.S. dollars equal to the contribution amount.

Government of Saskatchewan - 2007-08 Public Accounts  113

Supplementary Information

General Revenue Fund - Debentures Issued to the Minister of Finance of Canada
As at March 31, 2008
(dollars)

			Interest	Amount
Date of Issue	Date of Maturity		Rate %	Outstanding

Canada Pension Plan Investment Fund*
April 1988 - March 1989	April 2008 - March 2009		10.08	93,932,000
April 1989 - March 1990	April 2009 - March 2010	**	9.90	101,867,000
April 1990 - March 1991	April 2010 - March 2011	**	10.85	90,318,000
April 1991 - March 1992	April 2011 - March 2012	**	9.92	90,664,000
April 1992 - March 1993	April 2012 - March 2013	**	9.37	62,705,000
April 1999 - March 2000	April 2019 - March 2020	**	6.34	46,335,000
April 2000 - March 2001	April 2020 - March 2021	**	6.54	75,553,000
April 2002 - March 2003	April 2022 - March 2023	**	5.89	41,182,000
April 2003 - March 2004	April 2023 - March 2024	**	5.48	40,189,000
April 2005 - March 2006	April 2015 - March 2036	**	4.63	20,654,000
April 2006 - March 2007	April 2011 - March 2027	**	4.58	99,655,000
April 2007 - March 2008	April 2017 - March 2028	**	4.65	35,491,000
Total				798,545,000
The average effective interest rate on debentures issued to the Minister of Finance of Canada is 8.00%.

*	Canada Pension Plan debentures have a 5-30 year maturity and are callable in whole or in part before maturity, on six business days prior notice at the option of the Minister of Finance of Saskatchewan.
**	Subject in part to annual sinking funds; equity in sinking funds at March 31, 2008, $103,084,330.

114  Government of Saskatchewan - 2007-08 Public Accounts

Supplementary Information

Glossary of Terms

Accrual Accounting
The method used to prepare the financial statements included in Volume 1 of the Public Accounts. Accrual accounting recognizes financial transactions at the time they occur, regardless of whether any cash is received or paid.

Accumulated Deficit
One of the two measures of a government’s financial position (see net debt). The accumulated deficit is the amount by which expenses have exceeded revenues from the beginning of incorporation (1905) plus any adjustments that were charged directly to the accumulated deficit. It is calculated as the difference between assets and liabilities.

Budget
The amount presented in the Estimates and authorized by the Legislative Assembly.

Consolidation
The method used to account for government service organizations in the Summary financial statements in which the accounts are adjusted to the basis of accounting described in note 1e of the Summary financial statements and then combined. Inter-organization balances and transactions are eliminated.

Debt
Terms used when describing debt include:

Government debt is debt incurred by the General Revenue Fund (GRF) to fund Government spending.

Crown corporation debt is debt incurred by the GRF for Crown corporation purposes.

Gross debt is borrowings through the issuance of debt instruments such as promissory notes and debentures.

Sinking funds are funds set aside for the repayment of debt.

Public debt is gross debt net of sinking funds.

Guaranteed debt is the debt of others that the Government has agreed to repay if others default.

Total debt is public debt plus guaranteed debt.

Debt Reduction Account
The account, established pursuant to The Balanced Budget Act, to account for the accumulated surpluses of the GRF commencing April 1, 1995.

Fiscal Stabilization Fund (FSF)
The fund established to stabilize the fiscal position of the Government and to facilitate long-term planning. Stabilization occurs through transfers between the FSF and the GRF.

General Revenue Fund (GRF)
The fund into which all revenues are paid, unless otherwise provided for by Legislation, and from which all expenditures are appropriated by the Legislative Assembly.

Government Business Enterprises
Self-sufficient government organizations that have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity. Government business enterprises are recorded in the Summary financial statements using the modified equity method.

Government Business Partnerships
Government partnerships that are self-sufficient and have the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as their principal activity. Government business partnerships are accounted for in the Summary financial statements using the modified equity method.

Government of Saskatchewan - 2007-08 Public Accounts  115

Supplementary Information

Government Partnerships
Investments by the Government where there is a contractual arrangement between the Government and one or more partners outside the government reporting entity and where the partners share, on an equitable basis, the risks and benefits of the partnership. Government partnerships, except those designated as government business partnerships, are proportionately consolidated in the Summary financial statements.

Government Service Organizations
Those organizations that are controlled by the Government, except those designated as government business enterprises. Government service organizations are consolidated in the Summary financial statements after adjustment to a basis consistent with the accounting policies described in note 1e of the Summary financial statements.

Growth and Financial Security Fund
The fund established in May of 2008 to assist in the achievement of the Government’s long-term objectives by providing for financial security of the Government from year to year and to provide a source of funds that are to be available for appropriation to be used for government programs identified as promoting or enhancing the economic development of Saskatchewan.

Modified Equity
The method by which government business enterprises and government business partnerships are accounted for in the Summary financial statements. The Government’s investment, which is originally recorded at cost, is adjusted annually to include the net earnings/losses and other net equity changes of the enterprise/partnership without adjustment to conform with the accounting policies described in note 1e of the Summary financial statements. Inter-organizational balances and transactions are disclosed but not eliminated.

Net Debt
One of the two measures of a government’s financial position (see accumulated deficit). Net debt is calculated as the difference between financial assets and liabilities.

Pension Liability
An actuarial estimate of discounted future payments to be made to retirees under government pension plans, net of plan assets.

Saskatchewan Infrastructure Fund (SIF)
The fund established to provide moneys that may be used to support the provision and maintenance of infrastructure in Saskatchewan that achieves the Government’s long-term objectives of: building and improving Saskatchewan communities; building and improving the capacity of social and economic development in Saskatchewan; and meeting the growing needs of Saskatchewan families.

Summary Financial Statements (SFS)
The statements prepared to account for the full nature and extent of the financial activities of the Government. The SFS includes the financial activities of organizations controlled by the Government. These organizations are segregated into two classifications, government service organizations and government business enterprises, and are collectively referred to as the government reporting entity. Trusts administered by the Government are excluded from the government reporting entity.

Transfer
A transfer of money from a government to an individual, an organization or another government for which the government making the transfer does not: receive any goods or services directly in return, as would occur in a purchase/sale transaction; expect to be repaid in the future, as would be expected in a loan; or expect a financial return, as would be expected in an investment.

116  Government of Saskatchewan - 2007-08 Public Accounts